Exhibit 10.1

Confidential Treatment Requested by Puma Biotechnology, Inc

COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (this “Agreement”), entered into as of January 30th, 2018 (the “Effective Date”), is entered into by and between CANbridgepharma Limited, a corporation organized and existing under the laws of Hong Kong (“CANbridge”), and Puma Biotechnology, Inc., a corporation organized and existing under the laws of the State of Delaware (“PUMA”).

INTRODUCTION

WHEREAS, prior to the Effective Date, PUMA has entered into a License Agreement with Pfizer, Inc. (“Pfizer”) dated August 18, 2011, as amended (the “Pfizer License Agreement”), pursuant to which PUMA received an exclusive, worldwide license, with the right to grant sublicenses, to develop and commercialize neratinib;

WHEREAS, prior to the Effective Date, PUMA has obtained regulatory approval of neratinib in the United States; and

WHEREAS, CANbridge wishes to obtain from PUMA and PUMA wishes to grant to CANbridge certain rights and licenses under intellectual property owned or controlled by PUMA to Develop and Commercialize Licensed Products in the Territory (each as defined below) subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1“Accounting Standards” means, with respect to a Person, generally accepted accounting principles as practiced in the United States (“GAAP”) or applicable international standards followed by such Person.

1.2“Acquirer” has the meaning set forth in Section 14.2 (Acquisition Transactions).

1.3“Acquired Party” has the meaning set forth in Section 14.2 (Acquisition Transactions).

1.4“Acquisition Transaction” has the meaning set forth in Section 14.2 (Acquisition Transactions).

1.5“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal),   assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.6“Adverse Event” or “AE” has the meaning set forth in 21 C.F.R. § 312.32 and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

1.7“Adverse Ruling” has the meaning set forth in Section 12.3.1 (Termination for Material Breach).

1.8“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such first Person, for as long as such control exists. For purposes of this Section 1.8 (Affiliate), “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.9“Alliance Manager” has the meaning set forth in Section 5.6.1 (Appointment).

1.10“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the U.K. Bribery Act 2010, (b) the criminal code of each Region in the Territory, and (c) the domestic laws of the Territory.

1.11“Bankruptcy Code” has  the meaning set forth in  Section 2.6 (Bankruptcy   Code §365(n) Election).

1.12“Blocking Third Party Patents Rights” means, with respect to a Licensed Product in any Region in the Territory, any patent Controlled by a Third Party that, absent a license thereunder, would be infringed by the Exploitation of such Licensed Product in such Region.

1.13“Blocking Third Party Intellectual Property Costs” means any [***] CANbridge, its Affiliates or its Sublicensees to a Third Party who Controls Blocking Third Party Patent Rights for the right to Exploit Licensed Products under such Blocking Third Party Patent Rights.

1.14“Breaching Party” has the meaning set forth in Section 12.3.1 (Termination for Material Breach).

1.15“Business Day” means any day other than a Saturday or a Sunday on which the banks in New York, New York and Beijing, China are open for business.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.16“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter shall extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

1.17“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2018, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year shall commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

1.18“CANbridge Indemnified Parties” has the meaning set forth in Section 10.1 (Indemnification by PUMA).

1.19“CANbridge Invention” has the meaning set forth in Section 7.1.2 (Ownership).

1.20“Clinical Trial Application” or “CTA” has the meaning set forth in Section 1.56 (“IND”).

1.21“CMC” means the Chemistry, Manufacturing and Controls portion of any Regulatory Filing.

1.22“CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

1.23“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational, including any Phase II Clinical Study, Phase IIa Clinical Study, Phase III Clinical Study, or Phase IIIb Clinical Study.

1.24“Clinical Trial Waiver” means the receipt of written confirmation from the applicable Regulatory Authority that the data generated by PUMA and submitted to such Regulatory Authority is sufficient for approval of an application for Regulatory Approval for the First Indication without additional comparative Clinical Study requirements

1.25“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), labeling, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, and post-marketing safety surveillance and reporting of a product (including a Licensed Product), but not including Manufacturing.

1.26“Commercially Reasonable Efforts” means, in respect of a Party, the level of efforts and resources (measured as of the time that such efforts and resources are required to be used under this Agreement) that are commonly used by a company in the industry of a similar size and profile

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

as such Party to Develop, Manufacture or Commercialize, as the case may be, a product owned by such company or to which it has rights, which product is at a similar stage in its development or product life and is of a similar market and profitability potential to the Licensed Product and taking into account all relevant factors including, without limitation, the intellectual property protection of the product, product labeling or anticipated labeling, market potential, financial return, medical and clinical considerations, regulatory environments and competitive market conditions, market exclusivity, and other technical legal, scientific, medical or commercial factors that such a company would reasonably deem to be relevant.

1.27 “Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates pursuant to this Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement; provided, however, that Confidential Information will not include information that:

(i)has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party or its Affiliates;

(ii)has been in the receiving Party’s or its Affiliates possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii)is subsequently received by the receiving Party or its Affiliate from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

(iv)has been independently developed by or for the receiving Party or its Affiliates without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

All Regulatory Filings owned by a Party will be deemed to be the Confidential Information of such Party and such Party will be deemed to be the disclosing Party and the other Party will be deemed to be the receiving Party with respect thereto.

1.28“Compound” means the compound designated under the Pfizer License Agreement as PF-05208767, also known as “neratinib,” “WAY 179272” or “HKI-272,” and [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.29“Contract Manufacturing Organization” or “CMO” means any Third Party contract manufacturing organization.

1.30“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without breaching the terms of any agreement with a Third Party.

1.31“Cover,” “Covering” or “Covered” means, when referring to a Licensed Product:(a) with respect to a Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim if such patent application were to issue as a patent.

1.32“Development” or “Develop” means non-clinical and clinical drug research and development activities, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant compound or Licensed Product to conduct such Development activities. Development will not include Commercialization activities.

1.33“Development Milestone Event” has the meaning set forth in Section 6.1.2(a) (Development Milestone Payments).

1.34“Development Milestone Payment” has the meaning set forth in Section 6.1.2(a) (Development Milestone Payments).

1.35“Development Plan” has the meaning set forth in Section 3.2 (Development Plan).

1.36“Dollars” or “$” means United States dollars.

1.37“Effective Date” has the meaning set forth in the preamble.

1.38“Executive Officers” means (a) with respect to PUMA, the Chief Executive Officer of PUMA, and (b) with respect to CANbridge, the Chief Executive Officer of CANbridge. If the position of any of the Executive Officers identified in this Section 1.38 (Executive Officers) no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Executive Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

comparable to the eliminated Executive Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

1.39 “Existing Third Party License Agreements” means the license agreements by and between PUMA and Third Parties listed on Schedule 1.39 attached hereto.

1.40 “Exploit” or “Exploitation” means to import, have imported, export, have exported, use, have used, sell, have sold, offer for sale or otherwise exploit, including to Develop, Commercialize, register, modify, enhance, improve, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.41 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.42 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §301 et seq.

1.43“Field” means the diagnosis, treatment or prevention of disease in humans.

1.44“First Commercial Sale” means with respect to a Licensed Product in any Region in the Territory, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such Region after the receipt of the Marketing Authorization for such Licensed Product has been obtained in such Region.

1.45“First Indication” means extended adjuvant HER2 overexpressing breast cancer.

1.46“Force Majeure Event” has the meaning set forth in Section 14.10 (Force Majeure).

1.47“GAAP” has the meaning set forth in Section 1.1 (Accounting Standards).

1.48“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (d) the equivalent applicable Laws in any relevant Region, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.49“Generic Competition” means, with respect to any Region in the Territory, that any one or more Third Parties sell one or more Generic Products in such Region that have, in the aggregate, achieved [***] or more of the aggregate market share of Licensed Products and Generic Products (based on data provided by IMS Health Incorporated, Fairfield, Connecticut) in any Calendar Quarter as measured on an aggregate sales basis (in unit sales), or if

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

such data is not available, a methodology to be mutually agreed upon by the Parties for estimating the percentage of aggregate sales (in unit sales) based on market share of Generic Products in such Region.

1.50“Generic Product” means, with respect to a Licensed Product, a [***].

1.51“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold by the Party that is subject to such standards, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.52“GMP” or “Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) the principles detailed in the applicable ICH guidelines, (d) the conduct of an inspection by a Qualified Person and the execution by such Qualified Person of an appropriate certification of inspection; and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time.

1.53“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.54“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.55“ICH” means the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.56“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, including a Clinical Trial Application (“CTA”) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.57“Indemnified Party” means a Person entitled to indemnification under ARTICLE 10 (Indemnification; Damages).

1.58“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE 10 (Indemnification; Damages).

1.59“Indications” means, collectively, the First Indication and the Second Indication.

1.60“Infringement Action” has the meaning set forth in Section 7.3.2 (Enforcement of Licensed Patents in the Territory).

1.61“Infringement Claim” has the meaning set forth in Section 7.4 (Claimed Infringement).

1.62“Insolvent Party” has the meaning set forth in Section 2.6 (Bankruptcy Code § 365(n) Election).

1.63“International Chamber of Commerce” or “ICC” has the meaning set forth in Section 13.2 (Arbitration).

1.64“Invention” has the meaning set forth in Section 7.1.1 (Inventorship).

1.65“Joint Know-How” means any Know-How that is first conceived or reduced to practice jointly by the Parties or their Affiliates or others acting on behalf of the Parties or their Affiliates in the conduct of Development, Manufacturing or Commercialization of the Licensed Product under this Agreement during the Term.

1.66“Joint Inventions” has the meaning set forth in Section 7.1.2 (Ownership).

1.67“Joint Patent Rights” means any Patent Rights that contain one or more claims that claim any Joint Know-How or Joint Invention.

1.68“JSC” has the meaning set forth in Section 5.1 (Formation; Purposes and Principles).

1.69“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise.

1.70“Knowledge” means [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.71“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.72“Letter” means that letter agreement by and between CANbridge and PUMA dated as of the Effective Date.

1.73“Licensed Know-How” means any and all Know-How Controlled by PUMA or its Affiliates as of the Effective Date or during the Term (including any and all information contained in Regulatory Filings, CMC Data, PUMA Inventions and PUMA’s interest in the Joint Know-How and Joint Inventions) that is necessary or useful to Exploit any Licensed Product in the Field and in the Territory.

1.74“Licensed Patents” means any and all Patent Rights Controlled by PUMA or its Affiliates as of the Effective Date or during the Term (including (a) the Patent Rights identified on Schedule 9.2.1 (Licensed Patents) and (b) PUMA’s interest in the Joint Patent Rights), in each case, that are necessary or useful to Exploit any Licensed Product in the Field and in the Territory.

1.75“Licensed Product” means any pharmaceutical product containing the Compound.

1.76“Licensed Trademark” means the NERLYNX® mark that is registered with the U.S. Patent and Trademark Office under registration number 5311871, and all other filings for the analogous trademark in jurisdictions outside the U.S.

1.77“Losses” means damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action by a Third Party.

1.78“Manufacture” or “Manufacturing” means all activities related to the production of a Licensed Product, including the production of any of the following to the extent used in a Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including but not limited to the following activities: reference standard preparation, cell bank preparation, mammalian cell production, purification, formulation, scale- up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to a Person engaging in Manufacturing activities will include having any or all of the foregoing activities performed by a Third Party.

1.79“Marketing Authorization” means the grant of all necessary permits, registrations, authorizations, licenses and approvals (or waivers) required for the Manufacture and Commercialization of a Licensed Product for use in the Field and in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.80“New Drug Application” or “NDA” means a new drug application or product license application or its equivalent filed with and accepted by the FDA after completion of human clinical trials to obtain marketing approval for a Licensed Product, or any comparable application filed with and accepted by the regulatory authorities of a country or Region other than the U.S.

1.81“Net Sales” means the gross amount invoiced by or on behalf of CANbridge, its Affiliates and their respective Sublicensees for sales of any Licensed Product in the Territory (other than sales among CANbridge, its Affiliates or its Sublicensees for subsequent resale in which case the first sale to a Third Party that is not a Sublicensee shall be used for calculation of Net Sales), less the following deductions if and to the extent they are (a) included in the gross invoiced sales price of the Licensed Product or otherwise directly incurred by CANbridge, its Affiliates and their respective Sublicensees with respect to the sale of the Licensed Product, (b) normal and customary, and (c) not otherwise deducted in computing other amounts hereunder: (i) rebates, quantity and cash discounts, and other discounts to customers, (ii) taxes (except income taxes) and tariffs or duties paid, absorbed or allowed which are directly related to the sale of the Licensed Product, (iii) credits, allowances, discounts and rebates to, and chargebacks for, spoiled, damaged, out-dated, rejected or returned Licensed Product (including in connection with Licensed Product withdrawals, expired Licensed Product and Licensed Product recalls), (iv) actual freight and insurance costs, including without limitation the costs of export licenses, shipping, postage and handling charges, incurred in transporting the Licensed Product to customers, (v) discounts or rebates or other payments required by applicable Law, including any governmental special medical assistance programs, (vi) customs duties, surcharges and other governmental charges incurred in connection with the exportation or importation of the Licensed Product, and (vii) bad debts actually written off in connection with such Licensed Products.

Subsections (i) through (vii) shall be collectively referred to as “Deductions”. The following principles shall apply in the calculation of Net Sales:

In the case of any sale of Licensed Product which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice.

In the case of any sale or other disposal of Licensed Product for non-cash consideration, Net Sales shall be calculated as the fair market price of the Licensed Product in the Region of sale or disposal. Notwithstanding the foregoing, provision of the Licensed Product for the purpose of conducting pre-clinical or clinical research shall not be deemed to be a sale. For clarity, any Licensed Product provided as free samples or as charitable donations shall not give rise to any Net Sales.

Net Sales shall be determined in accordance with the Accounting Standards.

1.82“Non-Breaching Party” has the meaning set forth in Section 12.3.1 (Termination for Material Breach).

1.83“Party” means either PUMA or CANbridge; “Parties” means PUMA and CANbridge, collectively.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.84“Party Vote” has the meaning set forth in Section 5.5 (Decision-Making; Escalation to Executive Officers).

1.85“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

1.86“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

1.87“Pfizer” has the meaning set forth in the Recitals hereto.

1.88“Pfizer License Agreement” has the meaning set forth in the Recitals hereto.

1.89“Phase II Clinical Study” means a clinical study in humans of the safety, dose ranging and efficacy of a pharmaceutical product, as described in federal regulation 21 C.F.R. § 312.21(b) or its foreign equivalents.

1.90“Phase IIa Clinical Study” means a Phase II Clinical Study specifically designed to assess dosing range and requirements.

1.91“Phase III Clinical Study” means a controlled clinical study, or a portion of a controlled study, in humans of the efficacy and safety of a Licensed Product, which study (in its entirety or portion, as applicable), is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file a Regulatory Approval Application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) or its foreign equivalents. For clarity, with respect to what is commonly called a phase 2/3 study, the Phase III Clinical Study definition is met upon the first patient, first visit in the portion of such study that is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file a Regulatory Approval Application to obtain Regulatory Approval, as further defined in federal regulation 21 C.F.R. § 312.21(c) or its foreign equivalents.

1.92“Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given jurisdiction in the Territory prior to the sale of such Licensed Product in such jurisdiction in the Territory.

1.93“Prior CDA” means the Confidential Disclosure Agreement between PUMA and CANbridge, dated October 31, 2017 (the “Prior CDA Effective Date”).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.94“Prior CDA Effective Date” has the meaning set forth in Section 1.93 (Prior CDA).

1.95“Public Official or Entity” means (a) an individual or entity operating in an official or public capacity on behalf of a Governmental Authority (including physicians, hospital administrators, and other healthcare professionals working for or on behalf of state-controlled healthcare organization), (b) any official or employee of a quasi-public or non-governmental international organization, (c) any employee or other person acting for or on behalf of any entity that is wholly or partially government owned or controlled by a Governmental Authority, (d) any person exercising legislative, administrative, judicial, executive, or regulatory functions for or pertaining to a Governmental Authority (including any independent regulator), (e) any political party official, officer, employee, or other person acting for or on behalf of a political party and (f) any candidate for public office.

1.96“PUMA Indemnified Parties” has the meaning set forth in Section 10.2 (Indemnification by CANbridge).

1.97“PUMA Inventions” has the meaning set forth in Section 7.1.2 (Ownership).

1.98“Qualified Person” or “QP” means a qualified person as defined in the Clinical Trial Directive 2001/20/EC and Annex 13 to the European GMP Guide.

1.99“Redacted Pfizer License Agreement” means the terms and conditions of the Pfizer License Agreement to the extent that the same appear in the redacted version of the Pfizer License Agreement attached to the Letter.

1.100“Region” means each of mainland China, Hong Kong, Macao, and Taiwan.

1.101“Regulatory Approval Application” means an NDA or other equivalent application to seek Regulatory Approval of a Licensed Product for sale or marketing in any country(ies) or Region(s) outside the United States, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s).

1.102“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be required.

1.103“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, manufacture, marketing or sale of a Licensed Product in a Region, including FDA in the United States and EMA in the EU.

1.104“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Licensed Product, including any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.105“Royalty Term” has the meaning set forth in Section 6.2.2 (Royalty Term).

1.106“Rules” has the meaning set forth in Section 13.2 (Arbitration).

1.107“Safety Data” means any Adverse Event information from human trials and all results from non-clinical safety studies, including, but not limited to, toxicology and carcinogenicity data (if any), with respect to a Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

1.108“Sales Milestone Event” has the meaning set forth in Section 6.1.2(b) (Sales Milestone Payments).

1.109“Sales Milestone Payment” has the meaning set forth in Section 6.1.2(b) (Sales Milestone Payments).

1.110“Second Indication” means metastatic HER2 overexpressing breast cancer for patients that have failed two or more lines of therapy.

1.111“Serious Adverse Event” or “SAE” has the meaning set forth in 21 C.F.R. § 312.32, and generally means any Adverse Event that (a) results in death, (b) is life-threatening, (c) requires inpatient hospitalization or prolongation of existing hospitalization, (d) results in persistent or significant disability or incapacity or (e) is a congenital anomaly or birth defect.

1.112“Severed Clause” has the meaning set forth in Section 14.5 (Severability).

1.113“Sublicense” means a grant of rights from CANbridge to a Sublicensee under any of the rights licensed to CANbridge by PUMA under Section 2.1 (License Grant; Right of Reference) with respect to the Development or Commercialization of any Licensed Product.

1.114“Sublicensee” means, with respect to a Party, a Third Party sublicensee of rights granted to such Party under this Agreement or a Third Party licensee of rights with respect to a Licensed Product which rights are retained by such Party under this Agreement with respect to such Licensed Product.

1.115“Supply Agreement” has the meaning set forth in Section 4.1 (Supply Terms).

1.116“Term” has the meaning set forth in Section 12.1 (Term).

1.117“Territory” means the People’s Republic of China, including, for the avoidance of doubt, each of the Regions.

1.118“Third Party” means any Person other than a Party or any of its Affiliates.

1.119“Third Party Claim” has the meaning set forth in Section 10.3.1 (Notice).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

1.120“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

1.121“Tyrosine Kinase Inhibitor” means [***]. For the avoidance of doubt, “Tyrosine Kinase Inhibitor” shall not include [***].

1.122“United States,” “U.S.” “US” or “US Territory” means the United States of America and its territories and possessions.

1.123“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Licensed Patents, which has not been permanently revoked or declared unenforceable or invalid by an unreversed and unappealable or unreversed and unappealed decision of a court or other appropriate body of competent jurisdiction, or (b) a claim of a pending patent application included within the Licensed Patents, which claim was filed in good faith, has not been pending for more than [***] from its priority date, and has not been abandoned or finally disallowed without the possibility of appeal or refiling of such application.

ARTICLE 2

LICENSE GRANTS

2.1License Grant; Right of Reference.

2.1.1Exclusive License Grant. Subject to the terms and conditions of this Agreement, PUMA hereby grants to CANbridge an exclusive (even with respect to PUMA and its Affiliates), sublicensable (subject to Section 2.2.1 (CANbridge Right to Sublicense)), royalty- bearing right and license under the Licensed Patents, Licensed Know-How and, pursuant to Section 4.2.4(c) (Trademarks), the Licensed Trademark, to (a) Develop, Commercialize and otherwise Exploit Licensed Products in the Field in the Territory, including the right to co- administer (but not co-formulate) Licensed Products with other pharmaceutical products in the Territory, and (b) Develop Licensed Products outside of the Territory solely for the purpose of Exploiting such Licensed Products in the Territory. For clarity, this Section 2.1.1 does not grant any license to CANbridge under any intellectual property rights Controlled by PUMA to Develop, Commercialize, and otherwise Exploit, including the right to co-administer (but not co-formulate) any product being developed or commercialized by or on behalf of PUMA, its Affiliates or sublicensees other than Licensed Product.

2.1.2CANbridge Right of Access and Reference. Subject to the terms of this Agreement, PUMA hereby grants CANbridge access to, and a right of reference with respect to, (a) its and its Affiliates’ Regulatory Filings, Regulatory Approvals and all corresponding documentation Controlled by PUMA or its Affiliates at any time during the Term, and (b) all Safety Data and CMC Data contained or referenced in any Regulatory Filings and all corresponding documentation Controlled by PUMA or its Affiliates at any time during the Term, in each case ((a) and (b)), for the sole purpose of Developing, seeking and securing Regulatory Approval for, Commercializing, and otherwise Exploiting Licensed Products in the Territory. The foregoing rights include without limitation the right for CANbridge and, to the extent permitted under this Agreement, its Affiliates and Sublicensees, to make copies of and reproduce such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

documentation and information for the purposes set forth in this Section 2.1.2 (CANbridge Right of Access and Reference).

2.1.3PUMA Right of Reference. Subject to the terms of this Agreement, CANbridge hereby grants PUMA, its Affiliates and sublicensees access to, and a right of reference with respect to, (a) its and its Affiliates’ Regulatory Filings, Regulatory Approvals and all corresponding documentation Controlled by CANbridge or its Affiliates at any time during the Term, and (b) all Safety Data and CMC Data contained or referenced in any Regulatory Filings and all corresponding documentation Controlled by CANbridge or its Affiliates at any time during the Term, in each case ((a) and (b)), for the sole purpose of Developing, seeking and securing Regulatory Approval for, Commercializing, and otherwise Exploiting Licensed Products outside the Territory. The foregoing rights include without limitation the right for PUMA, its Affiliates and sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.1.3 (PUMA Right of Reference). Upon termination (but not expiration) of this Agreement, and subject to Section 12.2 (Paid-Up License Upon End of Royalty Term) of this Agreement, PUMA’s rights under this Section 2.1.3 shall apply on a worldwide basis.

2.1.4Delivery of Documentation. From time-to-time during the Term, upon CANbridge’s reasonable request, Puma shall provide CANbridge with copies of all data and information (including existing Regulatory Filings) relating to Licensed Products that are (a) Controlled by PUMA, its Affiliates or its sublicensees and (b) reasonably necessary to support Development of, or Regulatory Approval for, Licensed Products in the Territory.

2.2Sublicensing and Subcontracting.

2.2.1CANbridge Right to Sublicense. CANbridge will have the right to grant Sublicenses (through multiple tiers) in the Territory of any and all rights granted to CANbridge by PUMA pursuant to Section 2.1 (License Grant; Right of Reference) to (a) its Affiliates and (b) solely to the extent required by applicable Law or any relevant Governmental Authority, Third Parties with the identity of such Third Parties being subject to PUMA’s advance written consent, not to be unreasonably withheld. In the event that CANbridge grants a Sublicense pursuant to this Section 2.2.1 (CANbridge Right to Sublicense), CANbridge will remain responsible for its obligations under this Agreement and will ensure that each of its Sublicensees complies with all relevant provisions of this Agreement.

2.2.2Sublicense Requirements. Each Sublicense granted by CANbridge to an Affiliate or a Third Party pursuant to Section 2.2.1 (CANbridge Right to Sublicense) will be in writing and will be consistent with the relevant restrictions and limitations set forth in this Agreement. No Sublicense will diminish, reduce or eliminate any obligation of either Party under this Agreement.

2.2.3Performance by CANbridge Sublicensees. CANbridge will promptly provide PUMA with a copy of any fully executed Sublicense agreement covering any Sublicense granted hereunder. Any such Sublicense agreement entered into by CANbridge will contain the following provisions: (a) a requirement that such Sublicensee submit applicable sales or other reports to PUMA consistent with the reporting requirements set forth in Section 6.3 (Royalty Payments and Reports); (b) an audit requirement consistent with that set forth in Section 6.5

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

(Financial Audits); (c) a requirement that such Sublicensee comply with the confidentiality provisions and restrictions on use of Confidential Information contained in Section 8.1 (Confidential Information) with respect to PUMA’s Confidential Information; and (d) those provisions required by the Existing Third Party License Agreements.

2.3Performance by Independent Contractors. CANbridge may contract or delegate any portion of its obligations hereunder to a contractor subject to the terms and condition of Section

14.9 (Affiliates, Sublicensees, and Contractors).

2.4Exclusivity Covenant. During the Term, neither Party nor its Affiliates will directly or indirectly conduct, have conducted, engage in or fund any activity that involves the Development, Manufacture or Commercialization of any Tyrosine Kinase Inhibitor that [***] other than the Licensed Product pursuant to the terms and conditions set forth in this Agreement.

2.5Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to either Party under this Agreement, and no additional rights will be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by either Party or its Affiliates to the other under this Agreement are reserved.

2.6Bankruptcy Code § 365(n) Election. All rights and licenses now or hereafter granted under or pursuant to this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)). Each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code. In the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code (the “Insolvent Party”), the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to it under this Agreement and all embodiments of such intellectual property (including all information related to such intellectual property and rights of reference with respect to Regulatory Approvals), and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Insolvent Party continues to perform all of its obligations under this Agreement, or (b) if not delivered or granted under (a) above, following the rejection of this Agreement by or on behalf of the Insolvent Party upon written request therefor by the other Party. The Parties hereto acknowledge and agree that all payments by CANbridge to PUMA under this Agreement, other than royalty payments pursuant to Section 6.2 (Royalties), do not constitute royalties within the meaning of Bankruptcy Code

§365(n) or relate to licenses of intellectual property under this Agreement.

2.7Not Inconsistent Third Party Agreements. During the Term, neither PUMA nor any of its Affiliates will enter into any license of intellectual property pursuant to which PUMA or any of its Affiliates grants to a Third Party rights under or to any Know-How, Patent Rights or Licensed Trademarks, or otherwise enters into any agreement, that would contravene or be inconsistent or in conflict with the rights of CANbridge or the obligations of PUMA under this Agreement. During the Term, neither PUMA nor any of its Affiliates will amend, modify or terminate any in-license of Third Party intellectual property (including, without limitation, any such in-license that is in effect as of the Effective Date) without the prior written consent of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

CANbridge if such amendment, modification or termination would materially adversely affect any of the rights that CANbridge or any of its Affiliates has under this Agreement.

2.8The Pfizer License Agreement. CANbridge acknowledges that the rights granted to CANbridge under this Agreement that constitute a sublicense under the Pfizer License Agreement, in addition to being limited by and subject to the terms and conditions of this Agreement, are further limited by the terms and conditions of the Redacted Pfizer License Agreement. Notwithstanding ARTICLE 8 (Confidentiality and Publicity), pursuant to the Pfizer License Agreement, CANbridge acknowledges that PUMA will furnish to Pfizer a true and complete copy of this Agreement and any current and future amendments thereto, which Agreement shall be redacted to omit any and all information not directly relevant to the performance of PUMA’s obligations under the Pfizer License Agreement, within [***] after the Effective Date of this Agreement or any amendments hereto have been executed. To the extent requested by PUMA from time to time, CANbridge will take reasonable steps (without requiring CANbridge to bear additional costs) to support PUMA’s compliance with the Pfizer License Agreement.

ARTICLE 3

DEVELOPMENT

3.1Development Diligence; Development Responsibilities; Manner of Performance.

3.1.1Development Diligence. CANbridge (directly, or through its Affiliates, Sublicensees and contractors) will use Commercially Reasonable Efforts to Develop and seek Regulatory Approval for a Licensed Product for the Indications in the Territory. For the avoidance of doubt, CANbridge’s Development diligence obligations set forth in this Section 3.1.1 (Development Diligence) shall not be deemed to require CANbridge to conduct a full comparative Phase III Clinical Study, which, for clarity, does not include pharmacokinetic, safety or bridging studies (i.e., any study that does not include a clinical comparative study for efficacy), for any Licensed Product for the First Indication in the Territory.

3.1.2Development Responsibilities. Subject to the terms and conditions of this Agreement, including this ARTICLE 3 (Development) and Section 5.2 (Specific Responsibilities), CANbridge will have sole authority to, at its own expense, Develop Licensed Product for the purpose of obtaining Regulatory Approval in the Field and in the Territory, subject to PUMA’s written approval (such approval not to be unreasonably withheld) of all protocols, study designs, and any amendments thereto, for any Clinical Studies to be conducted by or on behalf of CANbridge for the Licensed Product in the Field in the Territory. CANbridge will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement and the Development Plan, and will keep PUMA reasonably informed as to the progress of such activities.

3.1.3Manner of Performance. CANbridge will perform its Development obligations under this Agreement in good scientific manner and in compliance with all applicable Laws (including with respect to each such activity that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a regulatory filing or Regulatory Approval Application in the Territory, and then-current Good Laboratory Practice standards and Good Clinical Practices in the Territory).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

3.2Development Plan. Any Development of Licensed Products in the Territory for the Indications shall be conducted by CANbridge pursuant to a written plan describing the Development activities to be performed by CANbridge with respect to Clinical Studies for the Indications in the Territory (the “Development Plan”). The Development Plan shall be mutually agreed to by the Parties through the JSC pursuant to Section 5.2 (Specific Responsibilities). Any material changes to the Development Plan, including the addition of any clinical trial protocols (or any material changes to such protocols), shall be drafted by the proposing Party and agreed upon by the JSC pursuant to Section 5.2 (Specific Responsibilities), subject to the decision-making and escalation procedures set forth in Section 5.5 (Decision-Making; Escalation to Executive Officers). In the event of any proposed change to the Development Plan as a result of any interaction with any Regulatory Authority, the JSC shall meet as promptly as practicable to review and discuss any such proposed changes and determine an appropriate revision (if any) to the Development Plan. For clarity, this Section 3.2 (Development Plan) shall not (a) supersede PUMA’s right to approve the protocols, study designs, or any amendments thereto, for proposed Clinical Studies for Licensed Product in the Field in the Territory pursuant to Section 3.1.2 (Development Responsibilities), or (b) prevent or limit CANbridge’s right to pursue the Development of indications other than the Indications (including the conduct of Clinical Trials), subject to the foregoing subsection (a).

3.3Development Records and Reporting.

3.3.1Records. CANbridge shall maintain complete and accurate records of all work conducted by or on behalf of CANbridge in furtherance of the Development of the Licensed Product and all material results, data and developments made in conducting such activities. Such records shall be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Law.

3.3.2Reporting. CANbridge will provide to PUMA a written report at least [***], in English, describing in reasonable detail CANbridge’s activities and progress related to the Development of the Licensed Product in the Territory. CANbridge shall promptly respond to PUMA’s reasonable questions or requests for additional information relating to such Development activities.

3.4Regulatory Submissions and Approvals; Communications; Meetings.

3.4.1Regulatory Filings and Approvals. CANbridge, or its relevant Affiliates or Sublicensees, will have the sole right to file and hold all Regulatory Filings, and to apply for, own, and maintain all Regulatory Approvals, in each case for all Licensed Products in the Territory at CANbridge’s cost and expense.

3.4.2Regulatory Communications.   Subject to applicable Law and this Section

3.4(Regulatory Submissions and Approvals; Communications; Meetings), CANbridge will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to Licensed Products in the Territory. CANbridge will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings within the Territory, subject to the terms and conditions of this Agreement. CANbridge will promptly notify PUMA of all material communications or correspondence with Regulatory Authorities with respect to Licensed Products in the Territory that are received by

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

CANbridge from any Regulatory Authority or submitted by CANbridge to any Regulatory Authority.

3.4.3Regulatory Meetings. Until such time as CANbridge obtains Regulatory Approval for a Licensed Product in the Territory, to the extent legally permissible and practicable, CANbridge shall provide PUMA with prior written notice of all material meetings with Regulatory Authorities (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding the Licensed Product, such notice to be provided within [***] after CANbridge receives notice of the scheduling of such meeting. PUMA shall have the right to request to be present at (but not to participate in, unless requested by CANbridge or the Regulatory Authority) all such meetings with Regulatory Authorities to the extent permitted under applicable Laws, at PUMA’s sole cost and expense, and CANbridge shall consider any such request in good faith.

3.4.4Termination or Suspension of Clinical Studies. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, CANbridge may terminate or suspend any Clinical Study relating to the Licensed Product of which it or its Affiliate or Sublicensee is the sponsor, without the approval or consent of the JSC or PUMA, if (a) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (b) CANbridge believes in good faith that such termination or suspension is warranted because of observed safety risks to the study subjects or patients. In either case, CANbridge will promptly notify PUMA in writing of such termination or suspension.

3.4.5Regulatory Investigation or Inquiry. If any Regulatory Authority (a) contacts CANbridge or its Affiliate with respect to the alleged improper Development, or Commercialization of any Licensed Product, (b) conducts, or gives notice of its intent to conduct, an inspection at CANbridge’s or its Affiliate’s facilities used in the Development of the Licensed Product, or (c) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of CANbridge or its Affiliate that could reasonably be expected to adversely affect any Development or Commercialization activities with respect to a Licensed Product in the Territory or outside of the Territory, then CANbridge will promptly notify PUMA in writing of such contact, inspection or notice.

3.5Pharmacovigilance. Within [***], the Parties shall define and finalize the actions that the Parties shall employ with respect to Licensed Products to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities shall include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirement shall prevail. CANbridge shall be responsible for reporting quality complaints, Adverse Events and safety data related to the Licensed Product to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

of Regulatory Authorities relating to Licensed Products in the Territory. PUMA shall be responsible for reporting quality complaints, Adverse Events and safety data related to Licensed Product to applicable Regulatory Authorities outside the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Territory. The Pharmacovigilance Agreement shall also provide for a worldwide safety database to be maintained by PUMA [***], which worldwide safety database will be accessible by CANbridge, its Affiliates, Sublicensees and contractors to the full extent necessary for CANbridge to exercise its rights under this Agreement, comply with its obligations under this Agreement, and comply with all applicable Laws. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees and contractors to comply with such obligations.

ARTICLE 4

MANUFACTURE AND COMMERCIALIZATION

4.1Manufacture Supply Terms. Except as otherwise expressly set forth in the Supply Agreement, CANbridge hereby agrees to purchase any and all of its requirements of clinical and commercial supply of the Licensed Product during the Term from PUMA. The per unit supply price for each [***] of the Licensed Product in [***] form shall be (a) $[***] for Licensed Product supplied for clinical use, and (b) $[***] for Licensed Product supplied for commercial use. Such prices shall be revised every [***] to account for any increase in the relevant Producer Price Index applicable to the prior [***]. The Parties will execute a supply agreement containing supply and quality terms and conditions consistent with the principles set forth on Schedule 4.1 hereto (Supply Agreement Key Terms) and typical for such agreements (the “Supply Agreement”).

4.2Commercialization.

4.2.1Commercialization Diligence. Upon receipt of Marketing Authorization for a given Licensed Product in a given Region in the Territory for a given Indication, CANbridge (directly, or through its Affiliates, Sublicensees or contractors) shall use Commercially Reasonable Efforts to Commercialize such Licensed Products in such Region for such Indication.

4.2.2Commercialization Responsibilities. CANbridge will be solely responsible for at its expense, and subject to Section 4.2.4 (Coordination of Commercial Activities), will have sole discretion with respect to, Commercializing Licensed Product in the Territory.

4.2.3Manner of Performance. CANbridge will perform its Commercialization obligations under this Agreement in good scientific manner and in compliance with all applicable Laws.

4.2.4Coordination of Commercial Activities

(a)General. The Parties recognize that they may benefit from the coordination of certain activities in support of the Commercialization of Licensed Products in the Territory. As such, the Parties will coordinate such activities, where appropriate, through the JSC. Following Regulatory Approval in a Region in the Territory, CANbridge shall update PUMA in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

writing on a quarterly basis through the JSC of the expected timing of the commercial launch of Licensed Product in such Region.

(b)Global Brand Elements. The Parties may, through their respective Alliance Managers and the JSC, endeavor to develop and adopt the key distinctive colors, logos, images, symbols, and trademarks to be used both in and outside of the Territory in connection with the Commercialization of the Licensed Product. Each Party shall own the rights in such global brand elements in its respective territory and shall Commercialize the Licensed Product in its respective territory in a manner consistent with the applicable global brand elements.

(c)Trademarks. Subject to Section 4.2.4(b) (Global Brand Elements), CANbridge shall have the right to brand the Licensed Products in the Territory using CANbridge related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products, including, for the avoidance of doubt, the Licensed Trademark, which branding may vary by Region or within a Region. Except with respect to the Licensed Trademark, CANbridge shall own all rights in such trademarks and register and maintain such trademarks in the countries and regions within the Territory, where and how it determines appropriate.

(d)Market Research and Materials. At each regularly scheduled JSC meeting, each Party shall update the other Party regarding the material market research that it is performing with respect to the Licensed Products, and shall provide the other Party with a copy of such research upon request if such material market research is necessary for the other Party to Commercialize the Licensed Products in its respective territory or is otherwise requested by any Regulatory Authority.

4.2.5Diversion. Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory. Neither Party shall engage, nor permit its Affiliates, sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory.

4.2.6No Violation. Notwithstanding anything to the contrary contained herein, CANbridge (including its Affiliates, Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if CANbridge (or its Affiliates, Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Law or infringe any Third Party Patent Rights.

ARTICLE 5

GOVERNANCE; JOINT STEERING COMMITTEE

5.1Formation; Purposes and Principles. Promptly following the Effective Date, but in no event later than [***] thereafter, PUMA and CANbridge will form a joint steering

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

committee (the “JSC”) to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement.

5.2Specific Responsibilities. In addition to its overall responsibility to provide oversight and to facilitate information sharing between the Parties with respect to the activities of the Parties under this Agreement, the JSC will:

(a)discuss and agree upon the initial Development Plan;

(b)review and approve changes to the Development Plan on an as-needed basis;

(c)coordinate and share information with respect to the Developmentand Commercialization of Licensed Products, including as set forth in Section 4.2.4 (Coordination of Commercial Activities);

(d)keep each Party reasonably informed of the other Party’s Development and Commercialization activities and interactions with Regulatory Authorities, by receiving updates from the Party conducting such activities;

(e)coordinate and share information with respect to PUMA’s Manufacture and supply of Licensed Products and activities associated therewith to the extent relevant for Development and Commercialization of Licensed Products in the Territory in accordance with this Agreement;

(f)attempt to resolve in the first instance all matters between the Parties that are in dispute; and

(g)perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by the Parties.

5.3Membership.  The JSC will be composed of a total of [***] representatives, [***] of which will be appointed by each of PUMA and CANbridge. Each individual appointed by a Party as a representative to the JSC will be an employee or contractor of such Party, or an employee or contractor of such Party’s Affiliate. Each Party may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each Party. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co- chairperson will alternate being responsible for each meeting for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co- chairperson will include any agenda items proposed by either Party on such agenda, and (c) preparing and issuing minutes of each meeting promptly thereafter. Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE 8 (Confidentiality and Publicity).

5.4Meetings; Reports. The JSC will hold meetings [***] during the Term for so long as the JSC exists.       The JSC may meet in person or by audio or video conference as its

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

representatives may mutually agree. Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE 8 (Confidentiality and Publicity); and, provided further, that each representative appointed by a Party to take action at a meeting will have sufficient authority to execute such action on behalf of such Party. No action taken at a meeting will be effective unless at least one representative of each Party is present or participating. Neither Party will unreasonably withhold attendance of at least one representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

5.5Decision-Making; Escalation to Executive Officers. The Parties will endeavor in good faith to reach unanimous agreement with respect to all matters within the JSC’s authority. Each Party’s representatives on the JSC shall collectively have one vote, (the “Party Vote”) and no action or decision shall be taken by the JSC without unanimous Party Vote (i.e., the affirmative Party Vote of each Party), which will be documented by a written consent signed by each Party’s co-chairperson. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Party may refer such matter to the Executive Officers for resolution, and the Executive Officers will attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then, (a) [***] shall have final decision-making authority with respect to the [***], including any [***], subject to [***] right to [***], and (b) with respect to all other such matters, [***]. Notwithstanding any provision of this Section 5 (Governance; Joint Steering Committee) to the contrary, the JSC shall not have the authority to amend the terms or conditions of this Agreement.

5.6Alliance Managers.

5.6.1Appointment. Each Party shall appoint a person to oversee interactions between the Parties for all matters related to the Development and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as the Parties may mutually agree in writing. Each Party may replace its Alliance Manager at any time or may designate different Alliance Managers with respect to Development and Commercialization matters, respectively, by notice in writing to the other Party.

5.6.2Responsibility. The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JSC and between the Parties for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

(a)provide a single point of communication within the Parties’ respective organizations and between the Parties with respect to this Agreement; coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement; and

(b)take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE 6

FINANCIAL PROVISIONS

6.1Upfront Payment; Milestone Payments.

6.1.1Upfront Payment. Subject to the terms and conditions of this Agreement, CANbridge will pay PUMA a non-refundable, non-creditable payment in the amount of thirty million Dollars ($30,000,000), which upfront payment will be due and payable to PUMA within [***] following the Effective Date, or such longer period of time as is required to effectuate the transfer of such upfront payment in accordance with applicable Laws.

6.1.2Milestone Payments.

(a)Development Milestone Payments. Subject to the terms and conditions of this Agreement, CANbridge will pay to PUMA the following non-refundable, non- creditable one-time milestone payments (each, a “Development Milestone Payment”) within [***] of achieving each of the following milestones in [***] (each a “Development Milestone Event”):

Development Milestone Event	Development Milestone Payment
[***]	$[***]
[***]	$[***]
[***]	$[***]

Each Development Milestone Payment will be payable only one-time and only upon the first achievement of the applicable Development Milestone Event in [***], and no amounts would be due for subsequent or repeated achievements.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

(b)Sales Milestone Payments. Subject to the terms and conditions of this Agreement, CANbridge will pay to PUMA the following non-refundable, non-creditable one- time sales milestone payments (each, a “Sales Milestone Payment”) within [***] during the Royalty Term in which the aggregate Net Sales of Licensed Products by CANbridge and its Affiliates and Sublicensees in the Territory achieves each of the following sales thresholds (each a “Sales Milestone Event”):

Sales Milestone Event	Sales Milestone Payment
Aggregate Single Calendar Year Net Sales Greater than or Equal to $[***]	$[***]
Aggregate Single Calendar Year Net Sales Greater than or Equal to $[***]	$[***]
Aggregate Single Calendar Year Net Sales Greater than or Equal to $[***]	$[***]
Aggregate Single Calendar Year Net Sales Greater than or Equal to $[***]	$[***]

Each Sales Milestone Payment will be payable only one-time and only upon the first achievement of the applicable Sales Milestone Event in the Territory, and no amounts would be due for subsequent or repeated achievements. If a Sales Milestone Event is achieved prior to the achievement of the preceding Sales Milestone Event set forth in the relevant chart (i.e., if a lower- listed Sales Milestone Event is achieved before a Sales Milestone Event that is listed higher up in the relevant chart), then upon achievement of the relevant Sales Milestone Event, [***].

6.1.3Milestone Event Notice. Within [***] after a Party becomes aware that a Milestone Event was achieved, it will notify the other Party thereof in writing.

6.2Royalties.

6.2.1Royalty Rates. Subject to the terms and conditions in this Agreement, on a Region-by-Region and Licensed Product-by-Licensed Product basis during the applicable Royalty Term, CANbridge will pay to PUMA royalties on Net Sales of Licensed Products in the Territory, as calculated by multiplying the applicable royalty rates below by the corresponding amount of incremental Net Sales in the Territory of all Licensed Products in each Calendar Year:

Annual Net Sales of Products	Royalty Rate
For that portion of aggregate annual Net Sales less than $[***]	[***]%
For that portion of aggregate annual Net Sales greater than or equal to $[***] and less than $[***]	[***]%
For that portion of aggregate annual Net Sales greater than or equal to $[***]	[***]%

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

For example, if the Net Sales of Licensed Products in the Territory in a given Calendar Year totaled $[***], CANbridge would pay to PUMA a [***] percent ([***]%) royalty on the first $[***] and a [***] percent ([***]%) royalty on the next $[***], for a total royalty payment ([***]) equal to $[***].

6.2.2Royalty Term. Royalties will be due under this Section 6.2.2 (Royalty Term) with respect to a given Licensed Product and given Region in the Territory during the period commencing upon the earlier of (a) the first sale of such Licensed Product for use in a named patient access program in such Region or (b) the First Commercial Sale of such Licensed Product in such Region (the earlier of (a) and (b) referred to herein as the “Royalty Commencement Date”), and ending upon the later of (x) the expiration or abandonment of the last Valid Claim within the Licensed Patents Covering such Licensed Product in such Region, or (y) the earlier of (i) the time when Generic Competition first exists with respect to such Licensed Product in such Region,   or

(ii) the 10th anniversary of the First Commercial Sale for such Licensed Product in such Region (such period, the “Royalty Term”).

6.3Royalty Payments and Reports. CANbridge will pay to PUMA any amounts due pursuant to Section 6.2.1 (Royalty Rates) within [***] after the end of each Calendar Quarter, and will provide to PUMA concurrently with such payment a statement setting forth (a) the monthly sales calculation of Net Sales on a Licensed Products-by-Licensed Product and Region-by-Region basis in the Territory during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (b) the type and amount of permitted Deductions from gross sales to determine Net Sales and the total amount of such Deductions; (c) the applicable royalty rates for each Licensed Product in each Region in the Territory after applying any permitted Deductions set forth above; and (d) a calculation of the royalties due to PUMA for such Calendar Quarter.

6.4Payment Reduction for Blocking Third Party Intellectual Property. With respect to a particular Region in the Territory, CANbridge will be entitled to credit from royalty payments under Section 6.2 (Royalties) otherwise payable to PUMA in such Region [***] of any Blocking Third Party Intellectual Property Costs applicable to such Region. Notwithstanding the foregoing, in no event shall such deductions reduce the royalties otherwise payable to PUMA by more than [***] pursuant to this Section 6.4.

6.5Financial Audits.

6.5.1Record Keeping. CANbridge and its Affiliates will keep complete and accurate records in accordance with its Accounting Standards of the items underlying (a) the Sales Milestone Payments, (b) the Development Milestone Payments, (c) Net Sales, (d) royalty payments, (e) any other payments under this Agreement, and (f) CANbridge’s prosecution, maintenance and enforcement of Patent Rights pursuant to this Agreement (collectively, “Relevant Records”). CANbridge, and its Affiliates and Sublicensees, shall maintain the Relevant Records for the longer of: (i) the period of time required by applicable Law or (ii) [***] following expiration or termination of this Agreement. CANbridge shall require its Sublicensees to provide to CANbridge (so that PUMA may provide the same to Pfizer) copies of all Relevant Records relating to such Sublicensees’ sale of Licensed Products as necessary to allow PUMA or, if applicable, Pfizer (under the Pfizer License Agreement) to review such Relevant Records when conducting an audit of CANbridge or PUMA, as applicable, pursuant to this Section 6.5.1 (Record

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Keeping). Notwithstanding ARTICLE 8 (Confidentiality and Publicity), pursuant to the Pfizer License Agreement, Pfizer will be allowed to review such Relevant Records. PUMA will have the right [***], at its own expense, to have an independent, certified public accountant, selected by PUMA and reasonably acceptable to CANbridge, review any such records of CANbridge in the location(s) where such records are maintained by CANbridge upon reasonable prior written notice, during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement and to verify compliance with the terms of this Agreement, within the prior [***] Calendar Year period. The records for any Calendar Year may be audited no more than [***].

6.5.2Audit Report. The report prepared by the independent certified public accounting firm pursuant to Section 6.5.1 (Record Keeping), a copy of which will be sent or otherwise provided to each Party by such independent public accountant at the same time, will contain the conclusions of such accounting firm regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to PUMA without the prior consent of CANbridge unless disclosure is required by Law, regulation or judicial order, and if so determined by PUMA, it will, if permitted, give CANbridge prior notice thereof reasonably sufficient for CANbridge to seek a protective order against or limiting such disclosure. If such report shows any underpayment, then CANbridge will remit to PUMA, within [***] after receipt of such report, (a) the amount of such underpayment and (b) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the [***] costs incurred by PUMA in conducting such review. For the avoidance of doubt, payment of the underpayment will be considered a late payment, subject to Section 6.9. If such report shows any overpayment, then the overpaid amount will be deducted from future payments owed to PUMA. The Parties mutually agree that all information subject to review under this Section 6.5.2 is Confidential Information of CANbridge and that PUMA will retain and cause the accountant to retain all such information in confidence in accordance with ARTICLE 8 (Confidentiality and Publicity).

6.5.3Audit Period. Upon the expiration of [***] following the end of any Calendar Year, the audit rights set forth in this Section 6.5 shall no longer apply to such Calendar Year and the calculation of amounts payable with respect to such Calendar Year will be binding and conclusive.

6.6Tax Matters.

6.6.1Tax Responsibility. Any taxes imposed on CANbridge or with respect to CANbridge’s business operations or activities hereunder, and any value added, consumption, transfer, sales, use and other such taxes relating to the transactions contemplated herein, including any imposed with respect to the rights and obligations under Article III, shall be borne by CANbridge (and, for the avoidance of doubt, all amounts stated in this Agreement exclusive of such taxes), and CANbridge shall timely pay, and indemnify and hold harmless, PUMA from and against all such taxes, including any penalties or interest associated therewith. PUMA shall bear and be responsible for all taxes based on income to PUMA.

6.6.2Tax Withholding; Gross Up. In the event any tax (other than any tax based on income to PUMA) is required to be withheld and deducted from payments by CANbridge

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

pursuant to this Agreement under applicable Law, notwithstanding anything to the contrary herein, CANbridge will make such deduction and withholding and shall pay such additional amounts as may be necessary to ensure that PUMA receives the amount it would have received had no such withholding applied (including any withholding imposed in respect of such additional amounts), and any amounts so withheld and deducted will be remitted by CANbridge on a timely basis to the appropriate Governmental Authority for the account of PUMA and CANbridge will provide PUMA reasonable evidence of the remittance within [***] thereof.

6.7Currency of Payments. All amounts payable and calculations under this Agreement shall be in Dollars. As applicable, Net Sales and any royalty reductions shall be translated into Dollars using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Parties) for the last day of each month of the Calendar Quarter in which such Net Sales occurred. All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

6.8Blocked Currency. Notwithstanding the provisions of Section 6.7 (Currency of Payments), if by applicable Law or fiscal policy of a Region in the Territory, conversion into Dollars or transfer of funds of a convertible currency to the United States is restricted, forbidden or substantially delayed, then amounts accrued in such Region under this ARTICLE 6 shall be paid to PUMA in Region in local currency by deposit in a local bank designated by PUMA, unless the Parties otherwise agree.

6.9Late Payments. Any late payment shall bear interest, to the extent permitted by Law, at [***] above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

ARTICLE 7

INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

7.1Ownership of Inventions.

7.1.1Inventorship. Ownership of inventions, improvements, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by either Party or its Affiliates, or any of its or their employees, sublicensees (where permitted), independent contractors or agents during the Term, in the course of Developing, Manufacturing or Commercializing any Licensed Product under this Agreement (“Inventions”), and any and all intellectual property rights therein, will be determined based on the principles of inventorship in accordance with United States patent Laws.

7.1.2Ownership. Subject to the remainder of this Section 7.1.2, any Invention made, conceived, reduced to practice, or otherwise discovered solely by the employees, independent contractors, or agents of PUMA (“PUMA Inventions”), and all intellectual property rights therein, will, subject to the licenses granted to CANbridge under this Agreement, be solely owned by PUMA. Subject to the remainder of this Section 7.1.2, any Invention made, conceived, reduced to practice or otherwise discovered by the employees, independent contractors or agents of CANbridge (“CANbridge Inventions”), and all intellectual property rights therein, will be solely

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

owned by CANbridge. Subject to the remainder of this Section 7.1.2, any Invention made, conceived, reduced to practice or otherwise discovered jointly by the employees, independent contractors or agents of CANbridge and PUMA (“Joint Inventions”), and all intellectual property rights therein, will be owned jointly by PUMA and CANbridge. Notwithstanding anything to the contrary in this Section 7.1.2, [***], including their [***] (“Licensed Product Inventions”), and all intellectual property rights therein. Such Licensed Product Inventions [***]. CANbridge hereby grants to PUMA a non-exclusive, worldwide, transferable, royalty- free, fully paid-up, perpetual and irrevocable license, with the right to sublicense through multiple tiers, under CANbridge Inventions [***], to Develop, Commercialize and otherwise Exploit Licensed Products in the Field outside the Territory. Upon termination (but not expiration) of this Agreement, and subject to Section 12.2 (Paid-Up License Upon End of Royalty Term) of this Agreement, PUMA’s rights under the foregoing sentence shall apply on a worldwide basis. Each Party shall, and shall cause its sublicensees and Affiliates, and all contractors, employees, and agents, to cooperate with the other Party and take all reasonable actions and execute such agreements, declarations, assignments, legal instruments and documents as may be reasonably required to perfect the other Party’s joint right, title and interest in and to all Joint Inventions and intellectual property rights therein. Subject to: (a) the licenses granted to CANbridge and to PUMA in this Agreement; and (b) the other terms and conditions of this Agreement, CANbridge and PUMA as joint owners will each have the right to exploit and grant licenses under all Joint Inventions, and to assign or otherwise dispose of their respective joint interest in the Joint Inventions, without an accounting or obligation to, or consent required from, the other Party. Each Party grants to the other Party a nonexclusive, fully-paid, royalty-free, irrevocable, perpetual and sublicensable (through multiple tiers) license under its interest in the Joint Inventions, and intellectual property rights therein, to make, use, sell, offer for sale and import all Joint Inventions, provided that: (i) PUMA’s rights in all Joint Inventions shall remain subject to the licenses granted to CANbridge pursuant to this Agreement; and (ii) CANbridge’s rights in all Joint Inventions shall remain subject to the licenses granted to PUMA pursuant to this Agreement.

7.1.3Assignment Obligation. Each Party will cause all employees of such Party who perform activities for such Party under this Agreement to be under an obligation to assign their rights in any Patent Rights and Know-How, whether or not patentable, resulting therefrom to such Party. With respect to any activities of a Party under this Agreement that are contracted to a Person that is not an employee, the Party retaining such contractor will use Commercially Reasonable Efforts to include in the applicable contract an assignment to such Party of all rights in Patent Rights and Know-How made by such contractor resulting from such activities, and in any event will include in the applicable contract a license to such Party that is sublicensable to the other Party under this Agreement, of any Patent Rights and Know-How made by such contractor resulting from such activities.

7.1.4Right to Practice Joint Patent Rights and Joint Know-How. The Parties will jointly own any Joint Know-How and Joint Patent Rights. Subject to the licenses granted to CANbridge under this Agreement, each Party is entitled to practice the Joint Patent Rights and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Joint Know-How for all purposes on a worldwide basis and license the Joint Patent Rights and Joint Know-How without the consent of and without a duty of accounting to the other Party. Each Party will: (a) grant and hereby does grant all permissions, consents and waivers with respect to, and all licenses under, the Joint Patent Rights and Joint Know-How, throughout the world, necessary to provide the other Party with such rights of use and Exploitation of the Joint Patent Rights and Joint Know-How, (b) execute documents as reasonably necessary to accomplish the foregoing, and (c) reasonably cooperate with the other Party to transfer to such other Party physical embodiments (or copies thereof) of any Joint Know-How, at such other Party’s request and expense.

7.2Prosecution and Maintenance.

7.2.1Licensed Patents and Joint Patents. PUMA will have the first right, [***], to prepare, file, prosecute and maintain the Licensed Patents and the Joint Patent Rights [***] in all Regions in the Territory. PUMA will keep CANbridge reasonably informed of all steps with regard to and the status of such preparation, filing, prosecution, and maintenance of such Patent Rights, including by providing CANbridge with (a) copies of all correspondence and material communications it sends to or receives from any patent office or agency in the Territory relating to the Licensed Patents or Joint Patent Rights, (b) a draft copy of all applications sufficiently in advance of filing to permit reasonable review and comment by CANbridge, and (c) a copy of applications as filed, together with notice of its filing date and serial number. Before PUMA submits any material filing, including a new patent application, or response to such patent authorities with respect to the Licensed Patents or Joint Patent Rights, PUMA will provide CANbridge with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith CANbridge’s reasonable and timely requests and suggestions regarding the filing, prosecution and maintenance of the Licensed Patents and Joint Patent Rights under this Section 7.2.1 (Licensed Patents and Joint Patents). The Parties’ rights and obligations with respect to rights licensed to PUMA pursuant to the Pfizer License Agreement that are sublicensed to CANbridge under this Agreement are expressly subject to the terms of Section 7.4 of the Redacted Pfizer License Agreement. The Parties agree to cooperate reasonably with Pfizer with respect to matters described under this Agreement to the extent required by the Redacted Pfizer License Agreement.

7.2.2Step-In Right. If PUMA elects not to continue to prosecute or maintain a given Patent Right within the Licensed Patents or Joint Patent Rights [***] in the Territory pursuant to Section 7.2.1 (Licensed Patents and Joint Patents), then PUMA will give CANbridge notice thereof within a reasonable period (but not less than [***]) prior to allowing such Patent Rights to lapse or become abandoned or unenforceable, and only to the extent permitted under Section 7.4 of the Redacted Pfizer License Agreement and in accordance with Section 7.4 of the Redacted Pfizer License Agreement, as applicable, CANbridge will have the right to prosecute or maintain such Patent Right in the name of PUMA. CANbridge will have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Patent Rights in such Region and paying any required fees to maintain such Patent Rights in such Region or defending such Patent Rights, [***], through patent counsel or agents of its choice. CANbridge will not become an assignee of any such Patent

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Right as a result of its assumption of any such responsibility. Upon transfer of PUMA’s responsibility for filing, prosecuting and maintaining any of the Patent Rights to CANbridge under this Section 7.2.2 (Step-In Right), PUMA will promptly deliver to CANbridge copies of all necessary files related to the Patent Rights with respect to which responsibility has been transferred and will take all actions and execute all documents reasonably necessary for CANbridge to assume such prosecution, maintenance and defense.

7.2.3Solely-Owned CANbridge Inventions. CANbridge shall have the sole right to prepare, file, prosecute and maintain patents claiming the CANbridge Inventions [***] on a worldwide basis.

7.2.4Cooperation. Each Party will, and will cause its Affiliates to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution and maintenance of Licensed Patents pursuant to this Section 7.2 (Prosecution and Maintenance).

7.3	Third Party Infringement.

7.3.1Notice. Each Party will promptly notify the other in writing of any (a) apparent, threatened or actual infringement by a Third Party of any Licensed Patent, or (b) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

7.3.2Enforcement of Licensed Patents in the Territory. CANbridge will have the first right, but not the obligation, using counsel of its choosing and [***], to institute any Action alleging Infringement of the Licensed Patents (including the Joint Patent Rights) in the Territory (any such Action, an “Infringement Action”). CANbridge will notify and keep PUMA apprised in writing of any such Infringement Action and will consider PUMA’s reasonable interests and requests regarding such Infringement Action; provided, that, if CANbridge does not intend to prosecute an Infringement Action, or ceases to diligently pursue an Infringement Action, (a) it will promptly inform PUMA in writing and (b) PUMA shall have the right, but not the obligation, [***] to institute an Infringement Action against the applicable Third Party infringer(s).

7.3.3Cooperation. In any Infringement Action brought under the Licensed Patents pursuant to Sections 7.3.2 (Enforcement of Licensed Patents in the Territory) each Party will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and will join such suit as a party, if requested by the other Party. Furthermore, the Party initiating any Infringement Action pursuant to Sections 7.3.2 (Enforcement of Licensed Patents in the Territory) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights.

7.3.4Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Party pursuant to any Infringement Action with respect to the Licensed Patents will, after reimbursing the Parties for their reasonable out-of-pocket expenses in making such

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be allocated as follows: (a) if PUMA is the enforcing Party, first to pay any amounts payable to Pfizer with respect to such Infringement Action, and then [***] to PUMA and [***] to CANbridge or (b) if CANbridge is the enforcing Party, first to pay any amounts payable to Pfizer with respect to such Infringement Action, and then the remaining amount will be [***].

7.4	Claimed Infringement.

7.4.1Claimed Infringement. Each Party will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by CANbridge or PUMA or any of their respective Affiliates or sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product (any such Action, an “Infringement Claim”). In the case of any Infringement Claim, CANbridge will have the right, but not the obligation, to control the defense and response to any such Infringement Claim in the Territory, and PUMA will have the right, but not the obligation, to control the defense and response to any such Infringement Claim outside of the Territory. Upon the request of the Party controlling the response to the Infringement Claim, the other Party will reasonably cooperate with the controlling Party in the reasonable defense of such Infringement Claim. The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Parties, then each Party will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.4 (Claimed Infringement) will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided, that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

ARTICLE 8

CONFIDENTIALITY AND PUBLICITY

8.1Confidential Information.

8.1.1Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates, sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Party.

8.1.2Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Party’s Confidential Information only to the receiving Party’s employees, consultants, advisors and sublicensees, and to the employees, consultants and advisors of the receiving Party’s Affiliates, in each case on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no   less

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1 (Confidential Information); provided, however, that each Party will remain responsible for any failure by its Affiliates and sublicensees, and its and its Affiliates’ respective employees, consultants and advisors, to treat such Confidential Information as required under this Section 8.1 (Confidential Information) as if such Affiliates, employees, consultants, advisors and sublicensees were parties directly bound to the requirements of this Section 8.1 (Confidential Information).

8.1.3Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (a) under appropriate written confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, potential and actual permitted sublicensees, contractors and any other Third Parties, to the extent such use or disclosure is reasonably necessary to perform its obligations or to exercise its rights under this Agreement, (b) to the extent such use or disclosure is consistent with this Agreement, is not prohibited by the Existing Third Party License Agreements and is reasonably necessary for filing or prosecuting the Licensed Patents, (c) to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality obligations (which may include professional ethical obligations) substantially equivalent to those in this Agreement; provided, however, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 (Confidential Information) as if such individuals were parties directly bound to the requirements of this Section 8.1, or (d) as required by any court or other governmental body or as otherwise required by applicable Law (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval for any Licensed Product in the Territory); provided, that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information.

8.1.4Secrecy of Licensed Know-How. PUMA will protect, and will cause its Affiliates and its sublicensees and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How and PUMA’s interest in the Joint Know-How using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance.

8.2Publicity.

8.2.1Initial Press Releases. Promptly following the Effective Date, the Parties will issue a mutually agreed upon press release regarding the subject matter of this Agreement, including a description of the financial terms, a high-level description of the overall scope of the transaction and the scope of planned Development and value of the Agreement in the form attached hereto as Schedule 8.2.1.

8.2.2Further Publicity; Publications. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field, and each Party may make such disclosures from time to time, subject to this Section 8.2.2 (Further Publicity; Publications). Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Products, Commercialization activities with respect to Licensed Products and the like. Except for the initial press releases described in Section 8.2.1 (Initial Press Releases):

(a)Whenever either Party elects to make any such public disclosure, it will first notify the other Party of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [***] in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the other Party, including any oral presentation or abstract, that contains clinical data or pertains to results of Clinical Studies or other studies with respect to Licensed Products, or that includes Confidential Information of the other Party; provided, however, that (i) the reviewing Party will attempt to provide such approval as soon as reasonably possible and will not unreasonably withhold such approval; (ii) the reviewing Party will provide explanations of its disapproval of such press release; and (iii) a Party desiring to make such public disclosure may issue such press release or public announcement without such prior review by the other Party if (A) the entire contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (B) such press release or public announcement does not materially differ from a previously issued press release or other publicly available information; and provided, further, that the other Party will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Law based on the advice of counsel, which public disclosures are subject to Section 8.2 (Publicity; Publications). The Party reviewing a press release provided under this Section 8.2.2(a) (Further Publicity) will review and approve or disapprove such press release within [***] after its receipt thereof.

(b)The principles to be observed in such disclosures will include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 8.2 (Publicity) will restrict a Party from making a disclosure required by Law as reasonably determined by such Party’s counsel, including disclosures required by any laws or regulations relating to the public sale of securities; provided, however, that such disclosure will include the minimum amount of Confidential Information required by such applicable laws and regulations, and the Parties will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures.

(c)In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on a Licensed Product, such publication or presentation will be subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. Each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products during the Term. The other Party will respond in writing promptly and in no event later than [***] after receipt of the proposed material with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern   regarding

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

competitive disadvantage arising from the proposal. In the event of any such concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by such other Party. The Parties acknowledge that Pfizer has certain review and approval rights with respect to publications relating to the Development of Licensed Products under Section 14.2 of the Pfizer License Agreement, and the Parties agree that such rights shall apply to any such publications under this Agreement, provided that, PUMA shall be required to obtain any such approvals from Pfizer within the [***] period required by this Section 8.2.2(c) (Further Publicity; Publications).

ARTICLE 9

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

9.1Mutual Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

9.1.1Organization. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

9.1.2Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

9.1.3Consents. Except for any Marketing Authorizations, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

9.1.4No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would adversely affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (a) do not conflict with or violate any requirement of Laws applicable to such Party, (b) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party, and (c) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

9.1.5Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity  and  subject  to  bankruptcy,  insolvency,  moratorium,  judicial  principles  affecting   the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

9.2Additional  Representations  and  Warranties of PUMA.PUMA represents and warrants to CANbridge that, as of the Effective Date:

9.2.1Licensed Patents. All Licensed Patents existing in the Territory as of the Effective Date are listed in Schedule 9.2.1. Except as otherwise noted in Schedule 9.2.1, PUMA is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. With respect to Licensed Patents not solely owned by PUMA, PUMA licenses such Licensed Patents pursuant to the Redacted Pfizer License Agreement. All Licensed Patents owned by PUMA and, to PUMA’s Knowledge, all other Licensed Patents, are (a) subsisting and in good standing and (b) being diligently prosecuted in the applicable patent offices in accordance with Law, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. To PUMA’s Knowledge, all issued Licensed Patents are valid and enforceable.

9.2.2Licensed Know-How. To PUMA’s Knowledge, the Development and Manufacture of the Product by or on behalf of PUMA prior to the Effective Date did not misappropriate the Know-How of any Third Party. PUMA owns or Controls the Licensed Know- How, and to PUMA’s Knowledge, the Licensed Know-How is free and clear of any claims, liens, charges or encumbrances. Except as otherwise set forth in Schedule 9.2.2, PUMA has independently developed all Licensed Know-How.

9.2.3Delivery of Documentation. True, complete, and correct copies of all material adverse information with respect to the safety and efficacy of the Licensed Products in PUMA’s possession and control have been provided or made available to CANbridge.

9.2.4Third Party Challenges. There are no claims, judgments, or settlements against, or amounts with respect thereto, made against PUMA or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. Except as otherwise disclosed in writing to CANbridge, no claim or litigation has been brought or, to PUMA’s Knowledge, threatened by any Person (a) alleging that the Licensed Patents are invalid or unenforceable, (b) asserting the misuse, or non-infringement of any of the Licensed Patents, (c) challenging PUMA’s Control of the Licensed Patents or (d) alleging misappropriation of the Know-How used in the Development and Manufacture of Licensed Products by or on behalf of PUMA prior to the Effective Date.

9.2.5Non-Infringement of Third Party IP. To PUMA’s Knowledge, the Development and Manufacture of Licensed Products, as conducted by PUMA, its Affiliates or its sublicensees prior to the Effective Date, did not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Person. To PUMA’s Knowledge the Development, supply, or Commercialization of Licensed Products in the Field and in the Territory as contemplated by this Agreement will not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Third Party. No claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been made, or to PUMA’s Knowledge, threatened, against PUMA or any of its Affiliates with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field and in the Territory.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

9.2.6Absence of Litigation. There are no judgments or settlements against or owed by PUMA, its Affiliates or its sublicensees, or, to PUMA’s Knowledge, pending litigation against PUMA, its Affiliates, or its sublicensees, or litigation threatened against PUMA, its Affiliates, or its sublicensees, in each case related to Licensed Products, including any such litigation any relating to any Regulatory Filings Controlled by PUMA, its Affiliates or its sublicensees as of the Effective Date.

9.2.7Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. PUMA, its Affiliates, and its sublicensees have generated, prepared, maintained, and retained all Regulatory Filings that are required to be maintained or retained pursuant to and in material compliance with applicable Law, and have conducted in material compliance with applicable Law, including GLP and GCP all Development of Licensed Products in the Field conducted prior to the Effective Date.

9.2.8Confidentiality of Know-How. To the Knowledge of PUMA, no material breach of confidentiality has been committed by any Person with respect to the Licensed Know- How that is maintained as a trade secret and PUMA has used reasonable measures to protect the confidentiality thereof.

9.2.9Assignment of Third Party Rights; Third Party Consents.

(a)PUMA has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are participating in the Exploitation of Licensed Products, rights to any and all Know-How created by such employees and agents in the course of his or her employment by or engagement with PUMA that relates to Licensed Products, such that CANbridge will, by virtue of this Agreement, receive from PUMA, without payments beyond those required by ARTICLE 6 (Financial Provisions), the licenses and other rights granted to CANbridge under this Agreement.

(b)Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by PUMA, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to PUMA; to PUMA’s Knowledge, no current officer, employee, agent, or consultant of PUMA or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patents.

(c)Prior to the Effective Date, PUMA has obtained all consents from Third Parties necessary to grant CANbridge the licenses and rights PUMA purports to grant to CANbridge under this Agreement.

9.2.10Statements to FDA and Other Regulatory Authorities. Neither PUMA nor any of its Affiliates or sublicensees, nor, to PUMA’s knowledge, any of its or their respective officers, employees, or agents has made an untrue statement of material fact or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Development of Licensed Products, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority with respect to the Development of Licensed Products, or committed an act, made a statement, or failed to make a statement with respect to the Development of Licensed Products that could reasonably be expected to provide a basis for the FDA to invoke its

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the applicable Territory.

9.2.11Compliance with Law. To PUMA’s Knowledge, all of the studies, tests and pre-clinical and clinical trials of Licensed Products conducted prior to, or being conducted as of, the Effective Date by or on behalf of PUMA have been and are being conducted in all material respects in accordance with applicable Laws.

9.2.12In-licenses. Except as set forth in Schedule 1.39, there are no agreements between PUMA or any of its Affiliates, on the one hand, and any Third Party, on the other hand, pursuant to which PUMA has (a) in-licensed any Patent Rights or Know-how owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How   or (b) agreed to provisions that would require CANbridge to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory.

9.3No Debarment. Each Party represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently:(a) debarred under 21 U.S.C. § 335a; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators;   or(d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each Party further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party. This provision will survive termination or expiration of this Agreement.

9.4Additional Representations and Warranties of CANbridge. CANbridge represents and warrants to PUMA that, as of the Effective Date:

9.4.1There is no pending or, to CANbridge’s Knowledge, threatened claim, litigation or any other proceeding brought by a Third Party against CANbridge claiming that CANbridge’s or its Affiliates’ commercialization of any pharmaceutical product constitutes or would constitute infringement of such Third Party’s intellectual property right(s);

9.4.2To CANbridge’s Knowledge, neither CANbridge, nor any of its directors, officers, employees, Affiliates, or any Person authorized to act on behalf of CANbridge or its Affiliates, have violated any Anti-Corruption Law;

9.4.3Neither CANbridge nor its Affiliates, nor, to CANbridge’s Knowledge any Person acting on behalf of CANbridge or its Affiliates, has offered, given, authorized, or promised anything of value (as defined by applicable Anti-Corruption Laws), either directly or indirectly, to any Person, including to any Public Official or Entity, for the purpose of (a) improperly influencing any official act or decision; (b) inducing performance or non-performance of any act in violation

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

of a lawful duty; or (c) securing an improper benefit or business advantage, in each case ((a) – (c)) in any manner that violates the applicable Anti-Corruption Laws;

9.4.4Neither CANbridge nor any of its Affiliates have received any written notice, request, or citation from any Governmental Authority with respect to any alleged or suspected violation of Anti-Corruption Laws;

9.4.5To CANbridge’s Knowledge, neither CANbridge nor any of its Affiliates are under investigation or are being prosecuted by a Governmental Authority with respect to any alleged or suspected violation of Anti-Corruption Laws;

9.4.6All due diligence materials that CANbridge has provided to PUMA are accurate, truthful and complete; and

9.4.7To CANbridge’s Knowledge, no officer, director, or employee of CANbridge or its Affiliates (an “Interested Person”), is a Public Official or Entity or Governmental Authority.

9.5Covenants of CANbridge. CANbridge hereby covenants to PUMA that, during the Term:

9.5.1CANbridge and its Affiliates shall, and shall ensure that its Sublicensees and contractors, comply in all material respects with all applicable Laws with respect to the performance of its and their activities pursuant to this Agreement;

9.5.2Without limiting the generality of Section 9.5.1, CANbridge shall comply with the Anti-Corruption Laws (as modified or amended), and CANbridge will not directly or indirectly offer or pay, or authorize such offer or payment of, any money, or transfer anything of value (as defined by applicable Anti-Corruption Laws), for purposes of improperly seeking to influence any Public Official or Entity or Governmental Authority in any manner that violates applicable Anti-Corruption Laws in connection with this Agreement;

9.5.3All employees and officers of CANbridge and its Affiliates working under this Agreement shall execute agreements requiring assignment to CANbridge of all right, title and interest in and to their inventions and discoveries invented or otherwise discovered or generated during the course of and as a result of their association with CANbridge, whether or not patentable, to CANbridge, or its applicable Affiliates, as the sole owner thereof;

9.5.4CANbridge shall, and shall cause its Affiliates, Sublicensees and contractors to, reasonably cooperate with PUMA and PUMA’s Affiliates in ensuring compliance with the Anti-Corruption Laws, Export Control Laws and all other applicable Laws. CANbridge shall provide PUMA with any information reasonably requested by PUMA in connection with its efforts to ensure compliance with applicable Laws;

9.5.5CANbridge shall promptly notify PUMA if CANbridge becomes aware of any material information that would reasonably suggest that there may be a violation of the Anti- Corruption Laws, Export Control Laws or any other applicable Law in connection with the performance of this Agreement or the sale of the Licensed Product in the Territory;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

9.5.6CANbridge shall, promptly following discovery, notify PUMA if (a) any Interested Person becomes a Public Official or Entity or Governmental Authority or (b) any Public Official or Entity or Governmental Authority acquires a legal or beneficial interest in CANbridge or any of its Affiliates or Sublicensees; and

9.5.7On or prior to the date on which CANbridge first communicates with a Regulatory Authority in connection with the Licensed Product, CANbridge shall implement [***]. Within [***]. As part of its [***].

9.6No Other Warranties. EXCEPT AS EXPRESSLY STATED IN SECTION 9.1 (MUTUAL REPRESENTATIONS AND WARRANTIES), SECTION 9.2 (ADDITIONAL REPRESENTATIONS AND WARRANTIES OF PUMA), SECTION 9.3 (NO DEBARMENT) OR SECTION 9.4 (ADDITIONAL REPRESENTATIONS AND WARRANTIES OF CANBRIDGE), NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING BUT NOT LIMITED TO WARRANTIES OF TITLE, NON- INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 10

INDEMNIFICATION; DAMAGES

10.1Indemnification by PUMA. PUMA will indemnify and hold harmless CANbridge, its Affiliates and their respective directors, officers, employees and agents (collectively, the “CANbridge Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any CANbridge Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by PUMA in this Agreement, or any breach by PUMA of any obligation, covenant or agreement in this Agreement; (b) the negligence or intentional misconduct of PUMA or any of its Affiliates, sublicensees, or contractors, or any of their respective directors, officers, employees and agents, in performing PUMA’s obligations or exercising PUMA’s rights under this Agreement; (c) activities conducted by or on behalf of PUMA, its Affiliates or its sublicensees or contractors related to the Development, Manufacture, Commercialization or other Exploitation of Licensed Products anywhere in the world prior to the Effective Date; and (d) activities conducted by or on behalf of PUMA or its Affiliates, sublicensees or contractors related to the Development, Manufacture, Commercialization or other Exploitation of Licensed Products outside the Territory during the Term.

10.2Indemnification by CANbridge. CANbridge will indemnify and hold harmless PUMA, its Affiliates and their respective directors, officers, employees and agents (collectively,

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

the “PUMA Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any PUMA Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by CANbridge in this Agreement, or any breach by CANbridge of any covenant or agreement in this Agreement, (b) the negligence or intentional misconduct of, or violation of Law by, CANbridge, any of its Affiliates, Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing CANbridge’s obligations or exercising CANbridge’s rights under this Agreement, or (c) the Development, Commercialization, Manufacture or other Exploitation of any Licensed Product by or on behalf of CANbridge, its Affiliates, Sublicensees or contractors in the Territory during the Term.

10.3Claims for Indemnification.

10.3.1  Notice.   An Indemnified Party entitled to indemnification under   Sections 10.1 (Indemnification by PUMA) or 10.2 (Indemnification by CANbridge) will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3.1 (Notice) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

10.3.2Defense. Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 10.3.1 (Notice), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense. The Party not controlling such defense may participate therein at its own expense.

10.3.3Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

10.3.4Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

10.4Insurance. Each Party, at its own expense, will maintain liability insurance (or self- insure) with respect to its activities under this Agreement in an amount consistent with industry standards. Each Party will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  Without limiting the foregoing, during

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

the Term and thereafter for the period of time required below, each Party will maintain on an ongoing basis comprehensive general liability insurance in the minimum amount of [***] for [***]; provided, however, that (a) [***], and (b) commencing not later than [***] prior to [***], and thereafter [***]. All of such insurance coverage may be maintained through a self-insurance plan that substantially complies with the foregoing limits and requirements and may be satisfied through one or more policies, including an umbrella policy; provided, however, that such self-insurance is determined to be investment quality by a recognized rating agency such as Moody’s or Standard & Poor’s. Not later than [***] following receipt of written request from a Party, the other Party will provide to the requesting Party a letter(s) affirming appropriate self-insurance or a certificate of insurance evidencing such coverage in accordance with this Agreement. Each Party will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Each Party will be provided at least [***] prior written notice of any cancellation or material decrease in the other Party’s insurance coverage limits described above. Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance will not relieve that Party of its obligations set forth in this Agreement.

ARTICLE 11

LIMITATION OF LIABILITY

11.1No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN SECTION

11.2(Exclusion from Liability Limitation), NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR FOR ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

11.2 Exclusion from Liability Limitation. THE LIMITATIONS AND DISCLAIMER SET FORTH IN SECTION 11.1 (No Consequential or Punitive Damages) WILL NOT APPLY TO A CLAIM (A) FOR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE 8 (Confidentiality and  Publicity);  OR  (C)  FOR  INDEMNIFIABLE  LOSSES  PURSUANT TO SECTION 10.1 (Indemnification by PUMA), OR SECTION 10.2 (Indemnification by CANbridge).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

ARTICLE 12

TERM AND TERMINATION

12.1Term. Unless terminated earlier in accordance with this ARTICLE 12 (Term and Termination), this Agreement will become effective as of the Effective Date and will continue in full force until the last to expire Royalty Term in the Territory (the “Term”).

12.2Paid-Up License Upon End of Royalty Term. Upon the expiration of the Royalty Term for a given Licensed Product in a given Region in the Territory, the licenses and rights of reference granted to CANbridge pursuant to Section 2.1 (PUMA License Grant; Right of Reference) will become perpetual, irrevocable, fully paid-up, and royalty free with respect to such Licensed Product in such Region.

12.3Early Termination.

12.3.1Termination for Material Breach. Upon (a) any material breach of this Agreement by PUMA or (b) any material breach of this Agreement by CANbridge (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety (1) immediately upon written notice for any material breach of Sections 9.4.2, 9.4.3, 9.4.4,9.4.5, 9.4.6, 9.5.2, or 9.5.5 that results in a material violation of the Anti-Corruption Laws by CANbridge   or (2) by providing thirty (30) days’ written notice to the Breaching Party in the case of any other material breach, which notice will, in each case (i) expressly reference this Section 12.3.1 (Termination for Material Breach), (ii) reasonably describe the alleged breach which is the basis of such termination, and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period. Notwithstanding the foregoing, (A) if the alleged material breach by CANbridge is that it has materially failed to satisfy its Development Diligence obligations under Section 3.1.1 (Development Diligence) in a particular Region in the Territory or has materially failed to satisfy its Commercialization Diligence obligations under Section 4.2.1 (Commercialization Diligence) in a particular Region in the Territory, then PUMA may only seek to terminate this Agreement solely with respect to such Region (and not in its entirety); (B) if such material breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will    exceed sixty (60) days without the written consent of the Non-Breaching Party; and (C) if the Breaching Party disputes that it has materially breached this Agreement, the dispute will be resolved pursuant to ARTICLE 13 (Dispute Resolution), and this Agreement may not be terminated during the pendency of such dispute resolution procedure. The termination will become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.       If, as a result of the application of such dispute resolution procedures, the

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Breaching Party is determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within sixty (60) days after such ruling (whether or not such actions are specified by the Adverse Ruling) (or ten (10) days after such ruling in the case of a payment breach), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party as provided in this Section 12.3.1 (Termination for Material Breach).

12.3.2Termination by CANbridge for Convenience.  CANbridge may, upon [***] prior written notice to PUMA, terminate this Agreement for convenience, without cause, and for any or no reason.

12.3.3Termination for Bankruptcy. This Agreement may be terminated, to the extent permitted by applicable Law, by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate shall only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.3.4Effect of Termination of the Pfizer License Agreement. In the event of termination of the Pfizer License Agreement, PUMA will request that Pfizer grant CANbridge a direct license in the Territory pursuant to the terms and conditions of Section 13.6.4 of the Redacted Pfizer License Agreement.

12.4Effects of Termination.

12.4.1Effects of Termination Generally. Upon termination of this Agreement in its entirety pursuant to Section 12.3 (Early Termination), the Parties’ rights and obligations under this Agreement will terminate and neither Party will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section

12.4(Effects of Termination); provided, however, that, if this Agreement is terminated with respect to a particular Region only, then such rights and obligations will terminate only to the extent they relate solely to the terminated Region.

12.4.2Accrued Obligations. Expiration or termination of this Agreement for any reason will not release either Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.

12.4.3Survival. This Section 12.4.3 (Survival), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: Sections 2.1.3, 3.3.1 (until the earlier of (a) one (1) year following any termination hereof, or (b) completion of the technology transfer activities set forth in Section 12.4.8), 3.4.5 (for so long as CANbridge remains the holder of the Marketing Authorizations for any Licensed Products in the Territory), 6.5 (for the time period provided therein), 6.6 (to the extent applicable to payments becoming due during the Term), 6.7, 6.8, 6.9 (to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

the extent applicable to payments becoming due during the Term), 7.1, 7.2 (solely with respect to Joint Patent Rights), 8.1 (during the [***] period set forth therein), 12.2 (if applicable), and

12.4and ARTICLE 10 (as to Sections 10.1 - 10.3, solely to the extent applicable to activities conducted during the Term pursuant to this Agreement, and as to Section 10.4, for the time period provided therein), ARTICLE 11, ARTICLE 13, and ARTICLE 14. Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE 1 (Definitions), will survive to the extent required. Except as otherwise expressly provided in this Agreement, all rights and obligations of the Parties under this Agreement, including any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated Region, as the case may be, for any reason.

12.4.4Inventory. Upon termination of this Agreement, CANbridge shall have the right to sell its remaining inventory of Licensed Products following the termination of this Agreement so long as CANbridge has fully paid, and continues to fully pay when due, any and all royalties and milestone payments owed to PUMA under ARTICLE 6, and CANbridge is otherwise not in material breach of this Agreement.

12.4.5Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement pursuant to Section 12.3 (Early Termination), as promptly as practicable after PUMA’s written request and unless prohibited by applicable Law, CANbridge will, to the extent permitted by applicable Law and relevant Regulatory Authorities and at PUMA’s sole cost and expense (unless the applicable termination giving rise to PUMA’s rights under this Section 12.4.5 was for CANbridge’s material breach pursuant to Section 12.3.1, in which case such transfer shall be at CANbridge’s sole cost and expense), assign and transfer to PUMA all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products that are held by or under authority of CANbridge or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated Region in the Territory, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to PUMA. If applicable Law or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations to PUMA, then CANbridge will grant, and hereby does grant, to PUMA an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products in the Territory or the terminated Region, as the case may be, and will reasonably cooperate with PUMA, at PUMA’s expense (unless the applicable termination giving rise to PUMA’s rights under this Section 12.4.5 was for CANbridge’s material breach pursuant to Section 12.3.1, in which case such transfer shall be at CANbridge’s sole cost and expense), to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to PUMA or its designee(s).

12.4.6Licenses Upon Termination. Upon any termination of this Agreement pursuant to Section 12.3 (Early Termination), CANbridge will grant, and hereby does grant to PUMA: (a) a non-exclusive, fully paid-up, royalty-free, worldwide, transferable, perpetual and irrevocable license, with the right to sublicense, under all intellectual property rights   Controlled

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

by CANbridge claiming Inventions that are necessary or reasonably useful to make, use, sell, offer for sale, or import the Licensed Products as they exist at the time of such termination of this Agreement to make, use, sell, offer for sale, or import the Licensed Products and (b) a fully paid- up, royalty-free, worldwide, transferable, sublicensable, perpetual and irrevocable license to use Trademarks specifically identifying the Licensed Products, excluding for clarity all Trademarks also used in connection with CANbridge’s business other than with respect to Licensed Product, for the purpose of manufacturing, marketing, distributing, selling, and otherwise Developing and Commercializing, such Licensed Product.

12.4.7Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, and subject to Section 12.2 (Paid-Up License Upon End of Royalty Term), each Party will, and cause its Affiliates to (a) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (b) prepare such tangible items of the other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (i) each Party may retain one (1) copy of the Confidential Information of the other Party to the extent necessary to perform its obligations that survive expiration or termination of this Agreement; and (ii) such first Party may retain one copy of such Confidential Information of the other Party for its legal archives.

12.4.8Third-Party Agreements; Transfer of Know-How. Within [***] following the termination (but not expiration) of this Agreement, and subject to Section 12.2 (Paid- Up License Upon End of Royalty Term) of this Agreement, at PUMA’s written request, CANbridge shall and shall cause its Affiliates to assign all of its right, title and interest in and to any Third Party agreements that solely relate to the Licensed Product and not to another product (“Third Party Agreement”) to PUMA [***]. Promptly following the termination (but not expiration) of this Agreement, and subject to Section

12.2 (Paid-Up License Upon End of Royalty Term) of this Agreement, CANbridge shall provide copies to PUMA or its designee of any Know-How in CANbridge’s possession or control that  is

(a)reasonably useful or necessary to make, use, sell, offer for sale, or import the Licensed Products and (b) developed by CANbridge in the course of performing its obligations and exercising its rights under this Agreement. Such Know-How shall include without limitation customer lists, but only to the extent such customer lists relate solely to the Licensed Product and not another product.

12.4.9 Cooperation. Each Party will cause its Affiliates, sublicensees and contractors to comply with the obligations in this Section 12.4 (Effects of Termination).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

ARTICLE 13

DISPUTE RESOLUTION

13.1Dispute Resolution; Escalation. The Parties recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, any and all disputes between the Parties arising out of or in connection with this Agreement will first be referred to the JSC for resolution. Should the JSC not be able to reach agreement at a duly called meeting of the JSC within [***] after the date on which the matter is referred to the JSC, then either Party may refer such matter to the Executive Officers for resolution and the Executive Officers will attempt to resolve the matter in good faith. If the Executive Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then either Party may submit the dispute to the [***] for final resolution by binding arbitration in accordance with Section 13.2 (Arbitration).

13.2Arbitration. Except as set forth in this Section 13.2 (Arbitration), each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof will be referred to and finally resolved by arbitration in accordance with the Rules of Arbitration (the “Rules”) of the [***], by an arbitral tribunal composed of three arbitrators, all of whom will have previous judicial experience, with each Party appointing one arbitrator and the third arbitrator to be selected by mutual agreement of the two arbitrators appointed by the Parties. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties hereto, all such arbitration proceedings will be held in [***]; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrator(s). All arbitration proceedings will be conducted in the English language. The arbitrator(s) will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrator(s) will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be [***]. The Parties hereby agree that the arbitrator(s) has authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrator(s) deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrator(s) will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including, without limitation, specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of either Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2 (Arbitration). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.2 (Arbitration) may be enforced and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except  to the extent necessary to confirm an award or as may be required by Law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.2 will preclude either Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights shall not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

13.3Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN SECTION 13.2 (Arbitration). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

ARTICLE 14

MISCELLANEOUS

14.1Assignment; Successors.

14.1.1Assignment. This Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by either Party without the prior written consent of the other Party; provided, however, that either Party may assign or transfer this Agreement together with all of its rights and obligations hereunder, without such consent (but with written notice to the other Party), (a) to an Affiliate or

(b)to a successor in interest in connection with the transfer or sale of all or substantially all of its business or assets to which this Agreement relates, or in the event of its merger or consolidation, reorganization or similar transaction, subject to the assignee agreeing in writing to be bound by the terms and conditions of this Agreement. Any assignment in violation of this Section 14.1.1 (Assignment) shall be null and void.

14.1.2Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.1.2 (Successors) will be null, void and of no legal effect.

14.2Acquisition Transactions. Notwithstanding anything to the contrary in this Agreement, in the event of an acquisition of a Party or its business (an “Acquired Party”) by a

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

Third Party (an “Acquirer”) after the Effective Date, directly or indirectly, whether by merger, asset purchase or otherwise (each, an “Acquisition Transaction”), then, as to any such   Acquirer, (a) any Patent Rights, Know-How, or Regulatory Approvals that are held at the time of such acquisition by the Acquirer, or any Affiliate of the Acquirer that becomes an Affiliate of the Acquired Party as a result of such acquisition, will be deemed not to be Controlled by the Acquired Party, and (b) such Acquirer (including its Affiliates, but excluding the acquired Party) will not be obligated to comply with the covenants in Section 2.4 (Exclusivity Covenant).

14.3Choice of Law. This Agreement will be governed by and interpreted under the laws of the State of New York, without referring to conflicts of law principles; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 (Ownership of Inventions) and (b) the construction or effect of Patent Rights will be determined in accordance with the laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. Any communication or proceedings resulting of disputes under this Agreement shall be in English language. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods.

14.4Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to the other will be in writing and will be deemed to have been delivered (a) upon personal delivery, (b) on the second Business Day (at the place of delivery) next following deposit with a reputable, internationally recognized overnight courier that maintains records of delivery and (c) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to the other as provided in this Section 14.4 (Notices)). This Section 14.4 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to PUMA:	Puma Biotechnology, Inc.
10880 Wilshire Blvd., Suite 2150 Los Angeles, CA 90024, USA Attention: [***]
Fax: [***]

With copies to:	Latham & Watkins
650 Town Center Drive, 20th Floor Costa Mesa CA 92626-1925, USA
Attention: [***]
Fax: [***]

Latham & Watkins 140 Scott Drive
Menlo Park, CA 94025-1008, USA
Attention: [***]
Fax: [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

If to CANbridge:	CANbridgepharma Limited
Sterling Centre No.11
Cheung Yue Street, Kowloon
Hong Kong
Attn: [***]
Fax: [***]

With copies to:	CANbridge Life Sciences Ltd.
303A, Building E
Wangjing Pioneer Park
No. 2 LizeZhongEr Road
Chaoyang District, Beijing, China
Attn: [***]
Fax: [***]

Ropes & Gray LLP 800
Boylston Street
Prudential Tower
Boston, Massachusetts 02199-3600
Attn: [***]
Fax: [***]

14.5Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions that have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

14.6Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements between the Parties with respect to the subject matter hereof, whether written or oral, including the Prior CDA. In the event of a conflict between the Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement.

14.7Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

condition by the other Party. The exercise by any Party of any right or election under the terms or covenants herein shall not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JSC under this Agreement,

(a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

14.8Independent Contractors; No Agency. Neither Party will have any responsibility for the hiring, firing or compensation of the other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the two Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes.

14.9Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, sublicensees or contractors of a Party, such Party will cause its Affiliates and its sublicensees and contractors to perform such obligations. Either Party may use one or more of its Affiliates, sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement; provided, however, that (a) each such Affiliate, sublicensee or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement, (b) the performance of any obligations of a Party’s by its Affiliates, sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 14.1 (Assignment; Successors), such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement.

14.10Force Majeure. Neither Party will be responsible to the other for, or be deemed to have defaulted under or breached this Agreement for, any failure or delay in performing any of its obligations under this Agreement or for other nonperformance under this Agreement (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by or results from events beyond the reasonable control of the non-performing Party, including strike, fire, flood, earthquake, hurricanes, accident, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), act of terrorism, act of God or acts, omissions or delays in acting of the government of any country or Region or of any local government, or by cause unavoidable or beyond the reasonable control of such Party (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement) (a “Force Majeure Event”). In such event, the Party affected will promptly (and, in any event, within [***]) notify the other Party in writing of such Force Majeure Event, stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect.  The suspension of performance will be of   no

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

greater scope and no longer duration than is necessary and the non-performing Party and will use Commercially Reasonable Efforts to resume performance of its obligations.

14.11No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Person. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE 10 (Indemnification; Damages), the Indemnified Parties.

14.12Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Party will be required to terminate this Agreement due to a breach of this Agreement by the other Party.

14.13Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section, Exhibit or Schedule means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Law mean such Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Law in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365 day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p)any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) neither Party or its Affiliates will be deemed to be acting “on behalf of” the other Party under this Agreement, except to the extent expressly otherwise provided; (s) there will be no double-counting in calculating Development costs or any components thereof; (t) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (u) the word “will” shall be construed to have the same meaning and effect as the word “shall”.

14.14Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.15Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties hereto and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.16Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

14.17Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time (“Export Control Laws”). Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other Governmental Authority.

[Remainder of this page intentionally blank.]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

EXECUTION COPY

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

PUMA BIOTECHNOLOGY, INC.

/s/ Alan Auerbach
Name: Alan Auerbach
Title: CEO/President

CANBRIDGEPHARMA LIMITED

/s/ Xue James Qun
Name: Xue James Qun
Title: Director
Jan. 30, 2018

[Signature Page to Collaboration and License Agreement]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Schedule 1.39

Existing Third Party License Agreements

The Pfizer License Agreement

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Schedule 4.1

Supply Agreement Key Terms

The Supply Agreement shall incorporate the following key terms and conditions:

•	Supply Price
°

The per unit supply price for each [***] of the Licensed Product in [***] form shall be (a) $[***] for Licensed Product supplied for clinical use, and (b) $[***] for Licensed Product supplied for commercial use. Such prices shall be revised every [***] to account for any increase in the relevant [***] applicable to the prior [***]. [***].

•	Forecasting / Delivery Against Forecasts
°

CANbridge shall provide to PUMA a rolling [***] forecast setting forth its estimated requirements for Licensed Product (the “Rolling Forecast”), and shall update such forecast [***]. The first [***] of each Rolling Forecast shall be binding on both Parties (the “Binding Forecast”). The last [***] of each Rolling Forecast shall be used for planning purposes only. PUMA shall supply CANbridge with its requirements for Licensed Product as set forth in each Binding Forecast, and CANbridge shall be obligated to purchase the amount of Licensed Product set forth in each Binding Forecast.

°

If at any time during the Term, PUMA believes that it will not be able to meet CANbridge’s requirements for Licensed Product, as set forth in any Rolling Forecast, then PUMA shall provide notice to CANbridge within [***] of becoming aware of such anticipated supply shortfall. Promptly following any such notice, the Parties will discuss strategies for addressing any potential shortfall.

•	Initial Supply and Back-Up Supply
°	The Parties shall agree to forecasting and delivery mechanics with the intent to [***].
•	Remedies for Supply Failures and Shortfalls
°

PUMA shall maintain [***] qualified third party contract manufacturing organization for the supply of Licensed Product (“Third Party CMO”). In the event of a Supply Failure (to be defined in the Supply Agreement), CANbridge shall have the right to source Licensed Product for the CANbridge Territory directly from any such Third Party CMO for the duration of such Supply Failure and PUMA shall use commercially reasonable efforts to enable such direct sourcing relationship.

°

In the event of any supply shortfall, PUMA may supply the US market first, but shall distribute available Licensed Product to all other countries (or regions, as applicable) in the world on a proportionate basis, to be determined by [***], and [***].

°	The Parties shall discuss and agree upon additional remedies in the event of any Supply Failure.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Schedule 8.2.1

Form of Initial Press Release

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

CANbridge Press Release

Puma Biotechnology and CANbridge Life Sciences Enter into Exclusive Licensing Agreement to Commercialize NERLYNX® (neratinib) in Greater China

CANbridge Life Sciences, a biopharmaceutical company focused on developing Western drug candidates in China and North Asia, announced today that it has exclusively licensed the rights to develop and commercialize NERLYNX® (neratinib) in China, Taiwan, Hong Kong and Macao (collectively, greater China) from Puma Biotechnology, Inc (Nasdaq: PBYI).

Neratinib was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for the extended adjuvant treatment of adult patients with early stage HER2-positive breast cancer following adjuvant trastuzumab-based therapy, and is marketed in the United States as NERLYNX® (neratinib) tablets.

“We are very proud to be partnering with Puma.  By addressing a significant unmet medical for the extended adjuvant treatment of patients with early stage HER2-positive breast cancer following adjuvant trastuzumab-based therapy, we believe that NERLYNX will transform the lives of patients. We are honored to have been selected by Puma to develop and commercialize this important therapy which we believe has significant commercial potential in greater China in HER2-postive cancers including gastric cancer where CANbridge will be leading the development in greater China.” said James Xue, Chief Executive Officer of CANbridge Life Sciences. “This transformative collaboration is an important demonstration of our capabilities as a leading biopharmaceutical company and partner of choice in the greater China region. We will work closely with Puma and regulatory authorities toward earliest market approval of NERLYNX.”

“CANbridge was selected to be our partner in greater China because of the strength and depth of the team and we are confident in CANbridge’s capabilities to make NERLYNX® a commercial success in greater China.” stated Alan H. Auerbach, Chief Executive Officer and President of Puma.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

News Release

Puma Biotechnology and CANbridge Life Sciences Enter into

Exclusive Licensing Agreement to Commercialize NERLYNX® (neratinib)

in  Greater China

LOS ANGELES, Calif., Jan. XX, 2018 – Puma Biotechnology, Inc. (Nasdaq: PBYI), a biopharmaceutical company, and CANbridge Life  Sciences,  a  biopharmaceutical  company focused on developing Western drug candidates in China and North Asia, have entered into an exclusive agreement under which CANbridge will commercialize NERLYNX® (neratinib) in China, Taiwan, Hong Kong, and Macau (greater China).

NERLYNX is not approved currently for commercialization outside of the United States. CANbridge will be responsible for seeking the requisite regulatory approval and, once approved, for commercializing NERLYNX in greater China. Puma will receive an upfront payment of $30 million and other potentially near term regulatory milestone payments totaling an additional $40 million. In addition, Puma will receive significant double digit royalties on NERLYNX sales in greater China and sales-based milestones may be realized in later years.

“Puma is committed to providing access to NERLYNX to patients around the world and greater China represents a very large market opportunity,” stated Alan H. Auerbach, Chief Executive Officer and President of Puma. “While we continue to focus our commercial resources on the U.S. market, we are confident this new partnership with CANbridge will help patients in greater China access NERLYNX at the earliest opportunity.”

“We are excited about the opportunity to provide this therapy to women in our region. We plan to engage our local regulatory authorities in greater China to expedite commercial access to NERLYNX in parts of greater China by mid-2019.” said James Xue, Chief Executive Officer of CANbridge Life Sciences. “We are honored to have been selected by Puma to develop and commercialize this important therapy which we believe has significant commercial potential in greater China in HER2-postive cancers, including gastric cancer, where CANbridge will  be  leading the clinical development in greater China.”

Neratinib was approved by the U.S. Food and Drug Administration (FDA) in July 2017 for the extended adjuvant treatment of adult patients with early stage HER2-positive breast cancer following adjuvant trastuzumab-based therapy, and is marketed in the United States  as NERLYNX® (neratinib) tablets.

About HER2-Positive Breast Cancer

Approximately 20% to 25% of breast cancer tumors over-express the HER2 protein. HER2- positive breast cancer is often  more aggressive than other types of breast cancer, increasing the   risk of disease progression and death. Although research has shown that trastuzumab can reduce the risk of early stage HER2-positive breast cancer returning after surgery, up to 25% of patients treated with trastuzumab experience recurrence.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

IMPORTANT SAFETY INFORMATION

NERLYNX ® (neratinib) tablets, for oral use

INDICATIONS AND USAGE: NERLYNX is a kinase inhibitor indicated for the extended adjuvant treatment of adult patients with early-stage HER2 overexpressed/amplified breast cancer, to follow adjuvant trastuzumab-based therapy.

CONTRAINDICATIONS: None

WARNINGS AND PRECAUTIONS:

•

Diarrhea: Aggressively manage diarrhea occurring despite  recommended  prophylaxis  with additional antidiarrheals, fluids, and electrolytes as clinically indicated. Withhold NERLYNX in patients experiencing severe and/or persistent diarrhea. Permanently discontinue NERLYNX in patients experiencing Grade 4 diarrhea or Grade ≥ 2 diarrhea  that occurs after maximal dose reduction.

•

Hepatotoxicity: Monitor liver function tests monthly for the first 3 months of treatment, then every 3 months while on treatment and as clinically indicated. Withhold NERLYNX   in patients experiencing Grade 3 liver abnormalities and permanently discontinue NERLYNX in patients experiencing Grade 4 liver abnormalities.

•	Embryo-Fetal Toxicity: NERLYNX can cause fetal harm. Advise patients of potential risk to a fetus and to use effective contraception.

ADVERSE REACTIONS: The most common adverse reactions (≥ 5%) were diarrhea, nausea, abdominal pain, fatigue, vomiting, rash, stomatitis, decreased appetite, muscle spasms, dyspepsia, AST or ALT increase, nail disorder, dry skin, abdominal distention, epistaxis, weight decreased  and urinary tract infection.

To report SUSPECTED ADVERSE REACTIONS, contact Puma Biotechnology, Inc. at 1- 844-NERLYNX (1-844-637-5969) and   www.NERLYNX.com or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch

DRUG INTERACTIONS:

•	Gastric acid reducing agents: Avoid concomitant use with proton pump inhibitors (PPI) and H2-receptor antagonists. Separate NERLYNX by 3 hours after antacid dosing.
•	Strong or moderate CYP3A4 inhibitors: Avoid concomitant use.
•	Strong or moderate CYP3A4 inducers: Avoid concomitant use.
•	P-glycoprotein (P-gp) substrates: Monitor for adverse reactions of narrow therapeutic agents that are P-gp substrates when used concomitantly with NERLYNX.

USE IN SPECIFIC POPULATIONS:

•	Lactation: Advise women not to breastfeed.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Please see Full Prescribing Information for additional safety  information.

The recommended dose of NERLYNX is 240 mg (six 40 mg tablets) given orally once daily with food, continuously for one year. Antidiarrheal prophylaxis should be initiated with the first dose of NERLYNX and continued during the first 2 months (56 days) of treatment and as needed  thereafter.

To help ensure patients have access to NERLYNX, Puma has implemented the Puma Patient Lynx support program to assist patients and healthcare providers with reimbursement support and  referrals to resources that can help with financial assistance. More information  on  the  Puma Patient Lynx program can be found at www.NERLYNX.com or 1-855-816-5421.

About Puma Biotechnology

Puma Biotechnology, Inc. is a biopharmaceutical company with a focus on the development and commercialization of innovative products to enhance cancer care. The Company in-licenses the global development and commercialization rights to three drug candidates — PB272 (neratinib (oral)), PB272 (neratinib (intravenous)) and PB357. NERLYNX® (neratinib) is approved for commercial use by prescription in the United States as extended adjuvant therapy for early stage HER2-positive breast cancer following adjuvant trastuzumab-based therapy and is marketed as NERLYNX. Neratinib is a potent irreversible tyrosine kinase inhibitor that blocks signal transduction through the epidermal growth factor receptors, HER1, HER2 and HER4. Currently,  the Company is primarily focused on the commercialization of NERLYNX and the continued development of its other advanced drug candidates directed at the treatment of HER2-positive  breast cancer. The Company believes that NERLYNX has clinical application in the potential treatment of several other cancers that over-express or have a mutation in HER2.

Further information about Puma Biotechnology can be found at  www.pumabiotechnology.com.

About CANbridge Life Sciences

CANbridge Life Sciences, Ltd. is a clinical-staged bio-pharmaceutical company accelerating development and commercialization of specialty healthcare products for serious and critical  medical conditions in China and North Asia (Korea and Taiwan). CANbridge  develops  partnerships with Western bio-pharmaceutical companies with clinical-stage pharmaceutical, medical device or diagnostic products that are either unavailable in China/North Asia or address medical needs that are underserved in the region. CANbridge also licenses, or obtains exclusive rights to commercialize, drug and device products that are approved in their home markets for commercialization in China and North Asia. Led and  backed  by a  highly-seasoned  executive team, with extensive Chinese drug development experience, CANbridge has the  capability  to select, acquire, develop and commercialize future therapeutics and diagnostics targeting the unmet medical needs of Chinese and East Asian patients with serious or critical conditions.   CANbridge   is privately-held and headquartered in Beijing, China.

Additional information can be found at  http://www.canbridgepharma.com/.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercialization and commercial availability of NERLYNX® in Greater China; the registration of, and regulatory approval of, NERLYNX in the region; the expected milestone payments and royalties payable under the agreement with CANbridge Pharma Ltd.; the benefits of NERLYNX and neratinib; the Company’s clinical trials; and the announcement of data relative to those trials.

All forward-looking statements included in this press release involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the fact that the Company has only recently commenced commercialization and shipment of its only FDA approved product; the Company’s dependence upon the commercial success of NERLYNX (neratinib); the Company’s history of operating losses and its expectation that it will continue to incur losses for the foreseeable future; risks and uncertainties related to the Company’s ability to achieve or sustain profitability; the Company’s ability to predict its future prospects and forecast its financial performance and growth; failure to obtain sufficient capital to fund the Company’s operations; the effectiveness of sales and marketing efforts; the Company’s ability to obtain FDA approval or other regulatory approvals in the United States or elsewhere for other indications for neratinib or other product candidates; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s drug candidate claims; even if approved, the risk that physicians and patients may not accept or use the Company’s products; the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates; risks pertaining to securities class action, derivative and defamation lawsuits; the Company’s dependence on licensed intellectual property; and the other risk factors disclosed in the periodic and current reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Contact:

Alan H. Auerbach or Mariann Ohanesian, Puma Biotechnology, Inc., +1 424 248 6500 info@pumabiotechnology.com

ir@pumabiotechnology.com

David Schull or Amiad Finkelthal, Russo Partners, +1-212-845-4271 david.schull@russopartnersllc.com

amiad.finkelthal@russopartnersllc.com

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Schedule 9.2.1

Licensed Patents

A.Hong Kong, Macau & Taiwan

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

B.China

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Treatment Requested by Puma Biotechnology, Inc.

Schedule 9.2.2

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.